Exhibit 10.10

Execution Version

LOAN AND SECURITY AGREEMENT

by and among

LAGO EVERGREEN SPE, LLC

as Borrower,

LAGO ASSET MANAGEMENT, LLC

as the Investment Manager,

LAGO EVERGREEN CREDIT, LLC,

as the Originator and Servicer,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

KEYBANK NATIONAL ASSOCIATION

as the Syndication Agent and Agent,

Dated as of February 28, 2025

i

	4.10	[Reserved]	69
	4.11	Release of Note Receivables	69
5.	REPRESENTATIONS AND WARRANTIES.		69
	5.1	No Encumbrances	70
	5.2	Eligible Note Receivables	70
	5.3	[Reserved]	70
	5.4	Location of Collateral	70
	5.5	Records	70
	5.6	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	70
	5.7	Due Organization and Qualification; Subsidiaries	71
	5.8	Due Authorization; No Conflict	71
	5.9	Litigation	72
	5.10	No Material Adverse Change	72
	5.11	Fraudulent Transfer	72
	5.12	Employee Benefits	73
	5.13	[Reserved]	73
	5.14	Brokerage Fees	73
	5.15	Intellectual Property	73
	5.16	[Reserved]	73
	5.17	[Reserved]	73
	5.18	Complete Disclosure	73
	5.19	Indebtedness	74
	5.20	Compliance	74
	5.21	Servicing and Sub-Servicing	74
	5.22	Permits, Licenses, Etc	74
	5.23	Margin Stock	74
	5.24	Government Regulation	75
	5.25	Sanctions; Anti-Corruption	75
	5.26	Patriot Act; Amendments to the International Emergency Economic Powers Act and the Bank Secrecy Act	75
	5.27	Taxes	76
6.	AFFIRMATIVE COVENANTS.		77
	6.1	Accounting System	77
	6.2	Collateral Reporting	77
	6.3	Financial Statements, Reports, Certificates	79
	6.4	Notices Regarding Authorized Persons or Servicing and Accounting Staff	81
	6.5	Collection of Note Receivables	81
	6.6	Maintenance of Properties	81
	6.7	Taxes	81
	6.8	Insurance	82
	6.9	Location of Collateral	82
	6.10	Compliance with Laws	82
	6.11	Leases	83
	6.12	Existence	83

	6.13	Cash Management Agreement	83
	6.14	Disclosure Updates	83
	6.15	Formation of Subsidiaries	84
	6.16	Required Asset Documents	84
	6.17	Investment Management Agreement	84
	6.18	Control Agreements	84
	6.19	Servicing Agreement	84
	6.20	Sanctions; Anti-Corruption Laws	84
	6.21	Custodial Agreement	85
	6.22	Collections	85
7.	NEGATIVE COVENANTS		85
	7.1	Indebtedness	85
	7.2	Liens	85
	7.3	Restrictions on Fundamental Changes	86
	7.4	Disposal of Assets	86
	7.5	Change Name	86
	7.6	Nature of Business	86
	7.7	Prepayments and Amendments	86
	7.8	Financial Covenants	87
	7.9	Required Procedures	87
	7.10	Restricted Payments	87
	7.11	Accounting Methods	87
	7.12	Investments	88
	7.13	Transactions with Affiliates	88
	7.14	Use of Proceeds	88
	7.15	Collateral with Bailees	88
	7.16	Servicing Agreement	88
	7.17	Sanctions; Anti-Corruption Use of Proceeds	89
8.	EVENTS OF DEFAULT		89
9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		92
	9.1	Rights and Remedies	92
	9.2	Special Rights of the Lender Group in Respect of Note Receivables and Purchased Participations	94
	9.3	Remedies Cumulative	95
10.	TAXES AND EXPENSES		95
11.	WAIVERS; INDEMNIFICATION		95
	11.1	Demand; Protest; etc	95
	11.2	The Lender Group’s Liability for Borrower Collateral	95
	11.3	Indemnification	96
12.	NOTICES.		97
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		98
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		99

	14.1	Assignments and Participations	99
	14.2	Successors	102
15.	AMENDMENTS; WAIVERS		102
	15.1	Amendments and Waivers	102
	15.2	Replacement of Certain Lenders	104
	15.3	No Waivers; Cumulative Remedies	104
16.	AGENT; THE LENDER GROUP		104
	16.1	Appointment and Authorization of Agent	104
	16.2	Delegation of Duties	105
	16.3	Liability of Agent	106
	16.4	Reliance by Agent	106
	16.5	Notice of Default or Event of Default	106
	16.6	Credit Decision	107
	16.7	Costs and Expenses; Indemnification	107
	16.8	Agent in Individual Capacity	108
	16.9	Successor Agent	108
	16.10	Lender in Individual Capacity	108
	16.11	Withholding Taxes	109
	16.12	Collateral Matters	112
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	113
	16.14	Agency for Perfection	114
	16.15	Payments by Agent to the Lenders	114
	16.16	Concerning the Collateral and Related Loan Documents	114
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	114
	16.18	Several Obligations; No Liability	115
	16.19	Erroneous Payments	116
17.	GENERAL PROVISIONS.		118
	17.1	Effectiveness	118
	17.2	Section Headings	118
	17.3	Interpretation	118
	17.4	Severability of Provisions	118
	17.5	[Reserved]	118
	17.6	Debtor-Creditor Relationship	118
	17.7	Counterparts; Electronic Execution	118
	17.8	Revival and Reinstatement of Obligations	118
	17.9	Confidentiality	119
	17.10	Lender Group Expenses	120
	17.11	Survival	120
	17.12	Patriot Act	120
	17.13	Integration	121

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Funding Request

Schedule A	Approved Third-Party Originators
Schedule C-1	Commitments
Schedule R-1	Required Asset Documents
Schedule 2.6(a)	Cash Management Banks
Schedule 5.6(a)	Jurisdictions of Organization
Schedule 5.6(b)	Chief Executive Offices
Schedule 5.6(c)	Organizational ID Numbers
Schedule 5.7(b)	Capitalization of Borrower and the Originator
Schedule 5.7(c)	Capitalization of the Originator’s Subsidiaries
Schedule 5.15	Intellectual Property

i

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of February 28, 2025, between and among, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), KEYBANK NATIONAL ASSOCIATION, a national banking association, as the arranger and Agent for the Lenders (“Agent”), LAGO EVERGREEN SPE, LLC, a Delaware limited liability company (“Borrower”), LAGO ASSET MANAGEMENT LLC, a Delaware limited liability company, as the investment manager (“Investment Manager”) and LAGO EVERGREEN CREDIT, LLC, a Delaware limited liability company, as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper or a General Intangible, or is a debtor under, or a maker of, a Note Receivable, including any guarantor thereof.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Administration and Fund Services Agreement” means that certain Administration and Fund Services Agreement dated as of August 18, 2024, by and among the Fund, BIP Capital, LLC as administrator and Investment Manager as advisor

“Advance” means a revolving loan advance made by a Lender to the Borrower under and in accordance with the terms hereof, including, without limitation, a Post-Termination Revolving Note Receivable Funding.

“Advance Rate” means:

(a)       at any time that there are twelve (12) or fewer Account Debtors (that are not Affiliates) with respect to the Eligible Note Receivables included in the Borrower Collateral, 45%;

(b)       at any time that there are thirteen (13) or more Account Debtors (that are not Affiliates) but no more than twenty (20) unaffiliated Account Debtors with respect to the Eligible Note Receivables included in the Borrower Collateral, 50%; and

(c)       at any time that there are twenty-one (21) or more Account Debtors (that are not Affiliates) with respect to the Eligible Note Receivables included in the Borrower Collateral, 55%.

“Affected Lender” has the meaning set forth in Section 2.11(b).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership, membership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person; provided further, notwithstanding the foregoing, a Person shall not be deemed to be an “Affiliate” of an Account Debtor solely because such Person is under the common ownership or control of the same Financial Sponsor or Affiliate thereof as such Account Debtor.

“Agent” means KeyBank, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent Fee Letter” means that certain Agent Fee Letter dated as of the Closing Date between the Borrower and the Agent.

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 329953020917 at KeyBank, ABA number 021300077, account name KeyBank NA, REF: Las Operations, and all payments by Borrower or any member of the Lender Group to such deposit account shall be designated: “Credit to: KeyBank, Re: Lago Evergreen SPE, LLC.”

“Agent’s Liens” means the Liens granted by Borrower to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble hereto.

“Aggregate Outstanding Note Receivable Balance” means on any day, the Outstanding Note Receivable Balance of all Eligible Note Receivables.

“Aggregate Unfunded Amount” means, at any time, (a) for each Revolving Note Receivable, the sum of the products for each Revolving Note Receivable of (x) the aggregate unfunded commitment (after giving effect to any borrowing base or collateral tests or other restrictions on availability) under such Revolving Note Receivable at such time times (y) (i) during the Revolving Credit Availability Period, the applicable Advance Rate and (ii) on and after the Termination Date, one (1) and (b) for each Delayed Draw Term Note Receivable, (i) during the Revolving Credit Availability Period, as of any date of determination, during a specified term where any required future milestone or condition is satisfied or projected to be satisfied within the next six (6) calendar months as reasonably determined by the Investment Manager, the unfunded available commitment of the Borrower with respect to such Delayed Draw Term Note Receivable and (ii) during the Amortization Period, as of any date of determination, during a specified term where any required future milestone or condition is satisfied or projected to be satisfied within the next twelve (12) calendar months as reasonably determined by the Investment Manager, the unfunded available commitment of Borrower with respect to such Delayed Draw Term Note Receivable, in either case, times (x) during the Revolving Credit Availability Period, the applicable Advance Rate and (y) on and after the Termination Date, one (1); provided, however, the Aggregate Unfunded Amount shall not include any unfunded commitment under any Revolving Note Receivable or Delayed Draw Term Loan to the extent Originator has purchased a participation in such unfunded commitment under the Master Participation Agreement.

“Amortization Commencement Date” means the day immediately following the end of the Revolving Credit Availability Period.

“Amortization Period” means the period commencing on the Amortization Commencement Date and ending on the earlier of (a) payment in full of the Obligations, or (b) February 28, 2030, unless otherwise extended by the Agent in its sole discretion.

“Applicable Margin” means, with respect to any Advances outstanding, a rate per annum equal to (a) 3.75% during the Ramp-Up Period, (b) 3.25% after the Ramp-Up Period but during the Revolving Credit Availability Period, and (c) 4.00% during the Amortization Period.

“Approved Forms” means the standard forms of Note Receivable Documents, including any loan application, promissory note, loan agreement, lien instrument, security agreement, guaranty, and related documents used by the Originator in the conduct of its business with its borrowers, and substantially similar in scope and content as the forms attached as an exhibit to the Closing Certificate, which forms shall be in form and substance reasonably satisfactory to Agent, together with such changes and modifications or additions thereto from time to time as the Originator may approve from time to time in accordance with the Required Procedures.

“Approved Third-Party Originator” means a bank, commercial finance company or other institutional lender listed on Schedule A, any bank, commercial finance company or other institutional lender that is a Subsidiary of, or a fund controlled by, a Person listed on Schedule A and that targets the same market segment of the lending business as such Borrower, or any other bank, commercial finance company or other institutional lender approved by Agent from time to time in its Permitted Discretion.

“ARR” means, the sum of the monthly Recurring Revenue for the three (3) most recently ended months divided by three (3) and multiplied by twelve (12).

“Asset Coverage Ratio” means, with respect to the Originator, the ratio, determined on a consolidated basis, without duplication, of (a) the fair market value of the total assets of the Originator and its Subsidiaries, less all liabilities (other than indebtedness) of the Originator and its Subsidiaries (determined on a consolidated basis and in accordance with GAAP, for Originator and its Subsidiaries, without duplication), to (b) the aggregate amount of indebtedness of the Originator and its Subsidiaries.

“Asset Quality Test” means as of any date, a test which is satisfied so long as each of the following are true with respect to the Eligible Note Receivables: (i) the Weighted Average Remaining Maturity of the Eligible Note Receivables is less than or equal to thirty-six (36) months as of such date, (ii) the Weighted Average Spread on the Eligible Note Receivables is equal to or greater than 6.00% as of such date, (iii) the Weighted Average Internal Risk Rating assigned to the Eligible Note Receivables is equal to or better than 3.75 under the Required Procedures, (iv) the Weighted Average LTV for all Account Debtors shall not exceed 25.0%, (v) the Weighted Average Interest-Only Period of the Eligible Note Receivables is less than or equal to eighteen (18) months as of such date, (vi) the weighted average ARR of the Eligible Note Receivables is equal to or greater than $5,000,000, (vii) the weighted average Loan to ARR Ratio of the Recurring Revenue Note Receivables is equal to or less than 1.00x and (viii) the weighted average TTM Revenue is equal to or greater than $7,500,000.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A.

“Authorized Person” means (a) with respect to Borrower, any of Tim Gottfried or Heather La Freniere, (b) with respect to the Originator, Tim Gottfried or Heather La Freniere, (c) with respect to the Servicer, Tim Gottfried or Heather La Freniere and (d) with respect to the Investment Manager, Tim Gottfried or Heather La Freniere; provided, that for purposes of this Agreement, no individual who is an Authorized Person shall cease to be an Authorized Person, and no individual who is not then an Authorized Person shall become an Authorized Person, unless and until Agent has received written notice of such change from Borrower, the Originator, the Servicer or the Investment Manager, as applicable, and in the case of an individual becoming an Authorized Person such individual has qualifications and experience substantially similar to the Authorized Person being replaced and Agent has completed a background check on such proposed new Authorized Person with the results of such background check being acceptable to Agent in its Permitted Discretion.

“Available Amount” means, on any Business Day during the Revolving Credit Availability Period, the amount equal to the (i) the Maximum Availability minus (ii) the aggregate Advances outstanding on such day; provided, however, that following the Termination Date, the Available Amount shall be zero.

“Available Collections” has the meaning given to such term in Section 2.4.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time. “BDC Reorganization” means the merger of the Originator with and into Lago Evergreen Credit, a Delaware statutory trust.

“BDC Transition Date” means March 31, 2025.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13.

"Benchmark Determination Date" shall mean, initially, the Closing Date, and then two (2) Business Days prior to each Collection Period thereafter; provided that if any Benchmark Determination Date is not a U.S. Government Securities Business Day, the rate applicable on such Benchmark Determination Date shall be the rate for the immediately preceding U.S. Government Securities Business Day; provided, further, however, that if as of 5:00 p.m. (New York City time) on any Benchmark Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Benchmark Determination Date.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark

Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) or “multiemployer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) for which Borrower or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers or managing members) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members).

“Books” means all of Borrower’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of Borrower’s Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to all property, including, without limitation, each of the following:

(a)	all of its Accounts,

(b)	all of its Books,

(c)	all of its commercial tort claims,

(d)	all of its Deposit Accounts,

(e)	all of its Equipment,

(f)	all of its General Intangibles,

(g)	all of its Inventory,

(h)	all of its Investment Property (including all of its securities and Securities Accounts),

(i)	all of its Negotiable Collateral, including all of its Note Receivables,

(j)	all of its Intellectual Property,

(k)	all of its Supporting Obligations,

(l)	all of its Supplemental Interests,

(m)          money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Agent or any Lender, and

(n)          the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrowing Base” means on any date of determination, the sum of (i) (x) the difference of (a)       the Aggregate Outstanding Note Receivable Balance as of such date less (b) the Excess Concentration Amount as of such date times (y) the Advance Rate, plus (ii) the amount of cash and cash equivalents constituting Principal Collections held in the Collection Account.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B, which has the applicable Borrowing Base Report attached thereto.

“Borrowing Base Report” means a report including a detailed calculation of the Borrowing Base, in form and substance satisfactory to Agent.

“Burn Rate” means, with respect to any Account Debtor, all proceeds deducted by all outflows, excluding debt/equity inflows, averaged for a period as will be determined by the Investment Manager.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Commitment Required Amount” means an amount equal to (a) the Aggregate Outstanding Note Receivable Balance of the Borrower’s two (2) largest Account Debtors including affiliated Account Debtors) minus the amount any Excess Concentration applicable to such Note Receivables multiplied by (b) the Advance Rate then in effect.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Account” means an account established for receipt of Collections at a Cash Management Bank.

“Cash Management Agreements” means (i) prior to the BDC Transition Date, the Sub-Servicing Agreement and (ii) on an after the BDC Transition Date, any cash management agreement, paying agent agreement and/or collateral agent agreement, in form and substance satisfactory to Agent, among Borrower, Agent, and U.S. Bank National Association.

“Cash Management Bank” has the meaning set forth in Section 2.6(a).

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cash Runway” means (a) the sum of an Account Debtor’s unrestricted cash and cash equivalents divided by (b) the Burn Rate.

“Cash Runway Analysis” means an analytical spreadsheet prepared by the Originator or Investment Manager, reflecting the most recent qualitative and quantitative analysis of each Account Debtor’s remaining Cash Runway, loan to value and compliance with the terms of its loan agreement with the Borrower.

“Change of Control” means any of the following: (a) Tim Gottfried and Heather La Freniere cease to directly own and control 51% of the outstanding capital Stock of the Investment Manager; (b) the Originator ceases to directly own and control 100% of the outstanding capital Stock of Borrower; (c) the Originator or parties designated or appointed by the Originator cease to be the only Manager(s) (as defined in the Governing Documents of the Borrower) of Borrower; (d) prior to the BDC Reorganization any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the issued and outstanding shares of capital Stock of the Originator having the right to vote for the election of directors of the Originator under ordinary circumstances; or (e) except as a result of the BDC Reorganization, during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Originator (together with any new directors whose election by the board of directors of the Originator or whose nomination for election by the stockholders of the Originator was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Certificates” means certificates from:

(a)       an Authorized Person of Borrower, dated as of the Closing Date, in form and substance satisfactory to Agent, certifying the following: (i) each of the representations and warranties of Borrower contained in Section 5 of this Agreement is true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change) or in all material respects (in the case of any representation or warranty not qualified by materiality or a Material Adverse Change) on and as of the Closing Date (except to the extent any such representation or warranty was expressly made only as of a specified date, in which case such representation or warranty was true and correct as of such date); (ii) no event has occurred and is continuing as of the Closing Date that constitutes a Default or an Event of Default; (iii) immediately before and after giving effect to the Indebtedness incurred or maintained under this Agreement and the other transactions contemplated by this Agreement, Borrower will be Solvent, and (v) attached thereto are true, correct and complete copies of the Required Procedures and the Approved Forms;

(b)       an Authorized Person of the Originator, dated as of the Closing Date, in form and substance satisfactory to Agent, certifying the following: (i) all tax returns required to be filed by the Originator have been timely filed and all taxes upon the Originator or its properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest or the nonpayment of which could not reasonably be expected to result in a Material Adverse Change,

(ii) as of the Closing Date, the Originator has a Tangible Net Worth of not less than $65,000,000; and (iii) attached thereto is true, correct and complete copies of the Originator’s unaudited consolidated balance sheet, income statement and statement of cash flows covering the Originator’s and its Subsidiaries’ operations for its fiscal quarter ended December 31, 2024 and the fiscal year-to date period ending thereon; and

(c)       an Authorized Person of Investment Manager, dated as of the Closing Date, in form and substance satisfactory to Agent, certifying the following: (i) as of the Closing Date, Investment Manager has a Tangible Net Worth of not less than $500,000, and (ii) attached thereto is true, correct and complete copies of Investment Manager’s unaudited consolidated balance sheet, income statement and statement of cash flows covering Investment Manager’s operations for its fiscal quarter ended December 31, 2024 and the fiscal year-to date period ending thereon.

“Closing Date” means February 28, 2025.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means the Borrower Collateral and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower in or upon which a Lien is granted or purported to be granted in favor of the Agent under any of the Loan Documents.

“Collateral Custodian” means (i) prior to the BDC Transition Date, BIP Capital, LLC and (ii) on and after the BDC Transition Date, U.S. Bank National Association, in each case solely in its capacity as the Person appointed as the collateral custodian for Agent, pursuant to the Custodial Agreement to hold electronic copies of the Note Receivables and certain other documents to be delivered under this Agreement or the Custodial Agreement for Agent’s benefit, or any replacement for such Person acceptable to both Borrower and Agent or otherwise appointed pursuant to the terms of the Custodial Agreement.

“Collateral Custodian Fee” means any fee payable to the applicable Collateral Custodian in accordance with the applicable Custodial Agreement.

“Collection Account” means the deposit account no. 769681133187 of the Borrower, established at a Collection Account Bank, pledged to, and subject to a Control Agreement in favor of Agent, to which all Collections payable to Borrower in connection with Note Receivables owed by an Account Debtor shall be deposited.

“Collection Account Bank” means KeyBank, or such other commercial bank acceptable to Agent in its Permitted Discretion.

“Collection Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including proceeds of cash sales, rental proceeds, warrant proceeds, and tax refund payments) and repayments and prepayments of principal, interest, fees, penalties, payments under policies of title, hazard or other insurance, payments under supporting obligations and other payments paid with respect to or in connection with Note Receivables or Note Receivable Documents.

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b). “Commitment” means, with respect to each Lender, the aggregate commitment of such Lender to make Advances and, with respect to all Lenders, the aggregate commitments of all Lenders to make Advances, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Commitment Termination Date” means February 28, 2028, as such date may be extended pursuant to Section 2.2(b).

“Competitor” means any Person engaged in the business of providing loans to borrowers similar to the Account Debtors and any other Persons identified by name by the Borrower (by written notice to the Agent), and agreed to by Agent in its Permitted Discretion, that is primarily engaged in substantially similar business operations as the Loan Parties; provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender permitted hereunder at the time of such assignment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C executed and delivered to Agent by an Authorized Person of Borrower or an Authorized Person of the Originator, as applicable.

“Concentration Test Balance” means on any date (i) during a Ramp-Up Period, $100,000,000 and (ii) following a Ramp-Up Period, the Aggregate Outstanding Note Receivable Balance on such date.

“Confidential Information” has the meaning set forth in Section 17.9(a).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Benchmark,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “Interest Period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower, Agent, and the applicable securities intermediary (with respect to a Securities Account) or the Collection Account Bank, (with respect to a Deposit Account).

“Control Position Note Receivable” means any Note Receivable with respect to which the Originator or one or more of its Affiliates either (i) individually or collectively hold greater than 50% of the voting interests with regard to such Note Receivable and the related loan documents, (ii) hold a minority blocking interest such that decisions with regard to such Note Receivable under the related loan documents regarding material consents, amendments, waivers or approvals require the Originator and/or its Affiliates’ vote, or (iii) hold rights to determine, direct and/or implement enforcement action in respect thereof.

“Covenant Parties” has the meaning set forth in Article VI.

“Credit and Collection Policies and Procedures” means those certain policies and procedures of the Investment Manager entitled “Investment Policies & Procedures”, in the form delivered to Agent and approved by Agent on or prior to the Closing Date and attached to the Closing Certificate, as amended from time to time in accordance with the Investment Management Agreement; provided, however, that no material change to the Credit and Collection Policies and Procedures as in effect on the Closing Date shall be effective unless (a) Agent and Borrower have each received at least ten (10) Business Days prior written notice of such change and, (b) if either Agent in the exercise of its Permitted Discretion, or Borrower in its reasonable discretion, believes that such change could reasonably be expected to have a material adverse effect upon the quality or value of the Eligible Note Receivables or the collectability of any Note Receivable or the Advances thereon, such change has the prior written approval of both Agent and Borrower; provided further, that (i) each of Agent and Borrower shall use reasonable efforts to notify the Investment Manager of any objection it has to any such proposed change within ten (10) Business Days following its receipt of notice thereof from the Investment Manager, but failure by Agent or Borrower to do so shall not be deemed to be a consent to or approval of such change, and (ii) if, after the expiration of such ten (10) Business Day period, the Investment Manager has provided to each of Agent and Borrower a second written notice of such proposed change and received acknowledgment of Agent’s and Borrower’s receipt thereof, then each of Agent and Borrower shall be deemed to have consented to such proposed change unless either Agent or Borrower has notified the Investment Manager of its objection thereto within twenty (20) days following its receipt of such second notice from the Investment Manager.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, antidiscrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Custodial Agreement” means (i) prior to the BDC Transition Date, the Custodial Agreement dated as of the Closing Date by and among the Fund, the Agent and BIP Capital, LLC, and (ii) on and after the BDC Transition Date, a custodial agreement dated no later than the BDC Transition Date by and among the Borrower, the Fund, U.S. Bank National Association, and the Agent, in each case as modified, amended supplemented, replaced or restated, from time to time.

“Daily Balance” means, with respect to each day during the term of this Agreement, the aggregate outstanding amount of all Advances or Obligations, as the context requires, at the end of such day.

“Data Tape” means a tape or other electronic file on each Note Receivable and the collateral therefor as of the most recent month end, which format and included data shall be acceptable to and agreed upon by the Agent.

“Default” means an event or condition that, but for the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.5(b).

“Default Ratio” means, as of any date determination, the ratio, expressed as a percentage and rounded to the nearest 1/100th of one percent (1%), computed as of the last day of each Collection Period by dividing (a) the Aggregate Outstanding Note Receivable Balance with respect to all Note Receivables that became Defaulted Note Receivables during such Collection Period (excluding Defaulted Note Receivables that are repurchased or substituted by the Originator pursuant to the Purchase and Contribution Agreement or this Agreement) by (b) the average Aggregate Outstanding Note Receivable Balance during such Collection Period.

“Defaulted Note Receivable” means any Note Receivable (a) with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, more than fifteen (15) days past the date it became due and payable according to the original face and tenor of such Note Receivable or as extended in accordance with the Required Procedures, (b) with respect to which the Account Debtor is subject to an Insolvency Proceeding or is generally unable to meet its financial obligations as and when they become due or (c) that has been charged-off or deemed non-collectible by the Borrower or the Servicer, in accordance with the Required Procedures.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under this Agreement, (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means the Benchmark plus the Applicable Margin.

“Delayed Draw Term Note Receivable” means each commercial loan made by the Originator that (a) is secured by a valid first priority security interest or lien on specified collateral, (b) the Account Debtor is an Eligible Account Debtor, (c) requires Originator to make one or more future advances to the Account Debtor under the Note Receivable Documents evidencing, guaranteeing, securing, governing or giving rise to such commercial loan, (d) specifies a maximum amount that can be borrowed on or prior to one or more fixed borrowing dates, (e) does not permit the re-borrowing of any amount previously repaid by the Account Debtor thereunder, provided that any such commercial loan will be a Delayed Draw Term Note Receivable only to the extent of undrawn commitments and solely until all commitments by the Originator to make advances on such commercial loan to the Account Debtor under the Note Receivable Documents expire or are terminated or are reduced to zero and (f) was underwritten as a “Delayed Draw Term Note Receivable” in accordance with the Required Procedures and is identified on the books of the Servicer as such.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Determination Date” means the last day of each calendar month.

“Discretionary Sale” is defined in Section 2.15.

“Discretionary Sale Notice” is defined in Section 2.15.

“Discretionary Sale Settlement Date” means the Business Day specified by the Borrower to the Agent in a Discretionary Sale Notice as the proposed settlement date of a Discretionary Sale.

“Discretionary Sale Trade Date” means the Business Day specified by the Borrower to the Agent in a Discretionary Sale Notice as the proposed trade date of a Discretionary Sale.

“Dollars” or “$” means United States dollars.

“Early Termination Event” means the occurrence of any of the following events:

(a)       any Event of Default shall occur and shall be continuing; or

(b)       the Asset Quality Test shall fail to be satisfied, and such failure shall continue for a period of forty-five (45) consecutive days or more.

“EBITDA” means, with respect to any Person for any fiscal period, such Person’s consolidated net earnings (or loss), minus to the extent included in determining net earnings, extraordinary gains, plus interest expense, plus income taxes, plus depreciation and amortization and other non-cash charges and non-recurring charges, in each case as determined for such period and in each case not otherwise defined herein as determined in accordance with GAAP.

“Eligible Account Debtor” means those Account Debtors that satisfy the criteria set forth below as of any date of determination (unless specifically determined to be eligible by Agent following a review thereof on a case-by-case basis):

(a)       the Account Debtor with respect to such Note Receivable is not (i) the United States or any department, agency, or instrumentality of the United States, (ii) any state of the United States, or (iii) the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(b)       the Account Debtor with respect to such Note Receivable is not an Affiliate of the Originator, the Servicer, the Investment Manager, or Borrower;

(c)       the Account Debtor is domiciled in the United States of America or Canada;

(d)       the Account Debtor is not a commercial finance company primarily engaged in providing commercial or consumer loans or leases;

(e)       the Account Debtor is not subject to an Insolvency Proceeding;

(f)       [reserved];

(g)       the Account Debtor has an LTV (including all funded debt that is senior to or pari passu to such Note Receivable) that does not exceed (i) at the time of origination of such Note Receivable, 25%, unless the Borrower has a positive EBITDA, in which case such LTV does not exceed 35%, and (ii) as of such date of determination, 30%;

(h)       if the related Note Receivable is a Recurring Revenue Note Receivable, the Account Debtor has a Loan to ARR Ratio that does not exceed (i) at the time of origination of such Note Receivable, 1.00x, and (ii) as of such date of determination, 2.00x;

(i)       the Account Debtor (i) has raised equity capital (including any subordinated debt) in an amount greater than or equal to $7,500,000 since its inception, (ii) has TTM EBITDA of at least $7,500,000 or (iii) has (x) TTM Revenue in an amount greater than $15,000,000 and (y) Cash Runway of at least twelve (12) months of operations;

(j)       if the related Note Receivable is a Recurring Revenue Note Receivable, the Account Debtor has an ARR greater than or equal to $5,000,000; and

(k)       the Account Debtor is not (i) a person subject to Sanctions, (ii) operating in a jurisdiction subject to Sanctions or (iii) owned or controlled by a person subject to Sanctions.

“Eligible Assignee” has the meaning set forth in Section 2.14.

“Eligible Note Receivables” means those Note Receivables that comply with each of the representations and warranties respecting Eligible Note Receivables made in the Loan Documents, and that are not excluded as wholly or partially ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Note Receivables shall not include all or any portion of a Note Receivable (unless specifically determined to be eligible by Agent following a review thereof on a case-by-case basis) unless, in each case:

(a)       such Note Receivable is approved, documented, managed and otherwise in conformance with the Required Procedures;

(b)       such Note Receivable is a Recurring Revenue Note Receivable or Enterprise Value Note Receivable;

(c)       such Note Receivable shall not have been subject to a Material Modification, unless the Agent has provided its prior written consent at the direction of the Required Lenders;

(d)       the ratio of the related Account Debtor’s total Indebtedness to EBITDA does not exceed 3.00x, unless such Note Receivable represents a loan made to an Account Debtor that is backed by a Financial Sponsor;

(e)       such Note Receivable is not a Defaulted Note Receivable, unless approved by Agent in its sole discretion;

(f)        such Note Receivable has an original term to maturity of not more than forty-eight (48) months;

(g)       the Account Debtor in respect thereof is generally able to meet its financial obligations, and shall not have gone out of business or be subject to an Insolvency Proceeding, and such Note Receivable is not a “debtor-in-possession” loan;

(h)       such Note Receivable is documented by the Approved Forms, or other documentation acceptable to Agent in its Permitted Discretion;

(i)       such Note Receivable represents a valid and binding obligation owed to Borrower and enforceable in accordance with its terms for the amount outstanding thereof, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights;

(j)       such Note Receivable was originated by the Originator or an Approved Third-Party Originator;

(k)       Borrower owns the full and undivided interest in such Note Receivable (or, in the case of a Note Receivable representing a loan made as part of an Eligible Co-Lending Arrangement, its portion of such Note Receivable that is pledged pursuant to this Agreement);

(l)       if such Note Receivable represents a loan made as part of a syndicated or other co-lending arrangement with one or more third-party lenders, (i) such syndicated or co-lending arrangement is subject to intercreditor or other agreements consistent with the Required Procedures, and (ii) the Borrower (or the Servicer on behalf of the Borrower) shall have instructed the Account Debtor or related administrative or paying agents under the Note Receivable Documents to remit all Collections payable to the Borrower directly to the Collection Account (a syndicated or other co-lending arrangement meeting each of such tests being an “Eligible Co-Lending Arrangement”);

(m)      such Note Receivable has been originated in accordance with and complies in all material respects with, all applicable federal, state and local laws and regulations, including applicable usury and applicable Credit Protection Laws;

(n)       such Note Receivable requires current cash payments of interest on at least a quarterly basis;

(o)       such Note Receivable is a secured Note Receivable and is a First Lien Note Receivable, an Eligible Second Lien Note Receivable or a Revolving Note Receivable; provided, that if such Note Receivable is a Revolving Note Receivable, such Revolving Note Receivable (i) does not allow for advances to be made more than once per calendar month and (ii) any advance requires at least fifteen (15) days’ prior written notice;

(p)       the information with respect to such Note Receivable set forth in the Note Receivable data tape provided to Agent and to the Sub-Servicer as of the Closing Date and each month shall be true and correct in all material respects;

(q)       all of the Required Asset Documents with respect to such Note Receivable shall have been delivered to the Collateral Custodian in conformity with the Loan Documents;

(r)       such Note Receivable is a Control Position Note Receivable, unless approved by Agent in its sole discretion;

(s)       such Note Receivable is payable in Dollars;

(t)       the Account Debtor with respect to such Note Receivable is an Eligible Account Debtor;

(u)       such Note Receivable is owed by an Account Debtor that (i) was not rated lower than an Internal Risk Rating of “3” in accordance with the Required Procedures when acquired by Borrower, and (ii) is not rated lower than “2” in accordance with the Required Procedures at any other time; provided, however, that such Note Receivable shall only be ineligible pursuant to this clause (ii) during any period that Account Debtor is rated lower than an Internal Risk Rating of “2” in accordance with the Required Procedures;

(v)       such Note Receivable is not (i) a Real Estate Loan, (ii) a Structured Finance Obligation or similar off-balance sheet financing vehicle, (iii) a derivative instrument, or (iv) a consumer obligation;

(w)       the Account Debtor with respect to such Note Receivable is not in a Prohibited Industry;

(x)       the Borrower shall have good and indefeasible title to, and be the sole owner of, its interest in such Note Receivable, subject to no liens, charges, mortgages, encumbrances or rights of others other than Permitted Liens and has, as applicable, a perfected first or second security interest in the collateral securing such Note Receivable;

(y)       [reserved];

(z)       there shall be no obligation on the part of the Borrower or any other party to make any payments in respect of such Note Receivable in addition to those made by the applicable Account Debtor;

(aa)     there shall not be any statement, report or other document signed by the Originator constituting a part of the applicable file in respect of such Note Receivable which contains any untrue statement of a material fact or omits to state a material fact in respect of such Note Receivable required to make such statement, report or other document not materially misleading;

(bb)    the Borrower, and, to the Borrower’s knowledge, any other parties which have an interest in such Note Receivable, whether as mortgagee, assignee, pledgee or otherwise, shall be in compliance in all material respects with any and all applicable licensing requirements of the laws of the state wherein any collateral is located, and with respect to any applicable federal laws;

(cc)     as of the applicable Funding Date, there is not any default, breach, violation or event of acceleration existing under such Note Receivable or any event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration;

(dd)     as of the applicable Funding Date, any party to such Note Receivable and any related document pursuant to which collateral was pledged shall have had legal capacity to execute the Note Receivable or other document and such Note Receivable and mortgage or other document shall have been duly and properly executed by such parties;

(ee)     such Note Receivable is assignable without restrictions pursuant to the underlying loan documents other than (i) any restriction on transfer to competitors if the Note Receivable is performing and (ii) required consent on transfer so long as no event of default exists and such consent was received by the Originator or is not required with regard to the transfer from the Originator to the Borrower;

(ff)     such Note Receivable is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, or any assertion thereof by the related Account Debtor, nor will the operation of any of the terms of such Note Receivable or any related Note Receivable Document, or the exercise of any right thereunder, including, without limitation, remedies after default, render either the Note Receivable or any related Note Receivable Document unenforceable in whole or in part;

(gg)     either there is only one originally signed note evidencing such Note Receivable and it has been delivered to the Collateral Custodian and such note has been duly authorized and is in full force and effect and, together with the related Note Receivable Documents, constitutes the legal, valid and binding obligation of the Account Debtor of such Note Receivable to pay the stated amount of the Note Receivable and interest thereon; or the Note Receivable is a “noteless” loan and (x) a copy of the loan register with respect to such noteless Note Receivable evidencing registration of such Note Receivable on the books and records of the applicable Account Debtor or bank agent to the name of the Borrower (or its nominee) or (y) a copy of (I) the loan or credit agreement reflecting the Borrower’s commitment thereunder or (II) an assignment agreement in favor of the Borrower as assignee has been delivered to the Collateral Custodian in a manner satisfactory to the Agent;

(hh)     [reserved];

(ii)       if the Note Receivable is made to an Account Debtor which holds any other loans originated by the Originator or an Affiliate thereof, whether such other loan is funded hereunder or through another lender, such Note Receivable contains standard cross-collateralization and cross-default provisions with respect to such other loan;

(jj)       the Note Receivable, together with the Note Receivable Documents related thereto, is a “general intangible”, an “instrument”, an “account”, or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(kk)     such Note Receivable is not a Fixed-Rate Note Receivable;

(ll)       such Note Receivable is not convertible into stock, warrants, or interests treated as equity for United States federal income tax purposes;

(mm)   such Note Receivable does not provide for payments that are subject to withholding tax, unless the Account Debtor is required to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis or withholding payments are not required;

(nn)    such Note Receivable is subject to a valid and perfected first-priority Lien of Agent subject to Permitted Liens;

(oo)    such Note Receivable has a minimum of two financial covenants, including a covenant that, based on the Servicer’s most recent quarterly credit analysis of such Account Debtor and taking into account the anticipated positive or negative cash flow of the Account Debtor in respect of such Note Receivable, such Account Debtor has Cash Runway of at least three (3) months; provided that such credit analysis is in accordance with the Required Procedures; and

(pp)    such Note Receivable accrues interest payable in cash at a per annum rate equivalent to at least the Benchmark, plus 5.50%.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, Note Receivables that are evidenced solely by Note Receivable Documents and other underlying documents that have been executed electronically and/or the counterparts of which have been delivered by telefacsimile or other electronic method of transmission, may be Eligible Note Receivables, and there is no requirement for any Note Receivable, Note Receivable Document, promissory note or other underlying loan document to be in the form of, or held as, an original to be an Eligible Note Receivable.

“Eligible Second Lien Note Receivable” means a Note Receivable that (i) is secured by a valid and perfected second lien security interest or second lien on all or substantially all of the related Account Debtor’s assets for such Note Receivable, subject only to the prior Lien provided to secure the obligations under a receivables-based or formula-based revolving credit facility or a “first lien” term loan pursuant to customary commercial terms, and any other “permitted liens” as defined in the applicable Loan Documents and (ii) is subject to a subordination agreement or an intercreditor agreement or similar agreement between the Borrower and the “first lien” lender in accordance with the Required Procedures. For the avoidance of doubt, the last out tranche of any Unitranche Note Receivable shall be considered an Eligible Second Lien Note Receivable if the ratio of funded debt under the first out tranche of the loan to the aggregate funded debt under such Unitranche Note Receivable is greater than 20%.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $500,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned and, if not granted or rejected within ten (10) Business Days of notice to Borrower will be deemed to have been granted) other than a Competitor, and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, or any of its predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, or any of its predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower, relating to the environment, the effect of the environment on employee health or safety, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Actions required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means all equipment (as that term is defined in the Code), including machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of

Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“Erroneous Payment” has the meaning assigned to it in Section 16.19(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 16.19(d).

“Erroneous Payment Impacted Advance” has the meaning assigned to it in Section 16.19(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 16.19(d).

“Enterprise Value Note Receivable” means a Note Receivable that is underwritten in accordance with the Servicer’s Required Procedures, which is not a Recurring Revenue Note Receivable.

“Event of Default” has the meaning set forth in Section 8.

“Excess Concentration Amount” means on any date of determination during the Revolving Credit Availability Period, the sum of, without duplication:

(a)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables which are Eligible Second Lien Note Receivables exceeds 10% of the Concentration Test Balance on such date;

(b)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables which are Eligible Second Lien Note Receivables and Unitranche Loans combined exceeds 20% of the Concentration Test Balance on such date;

(c)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables included as part of the Collateral for which the largest Industry Served (excluding, for the avoidance of doubt, the Software Industry Group and any multi-industry categories) of any Account Debtor exceeds twenty-five (25)% of the Concentration Test Balance;

(d)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables included as part of the Collateral for which the applicable Account Debtors in (i) the single largest Software Category exceeds 50% of the Concentration Test Balance and (ii) the two largest Software Categories combined exceeds 75% of the Concentration Test Balance;

(e)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables of the single Account Debtor having the largest aggregate Outstanding Note Receivable Balance exceeds 15% of the Concentration Test Balance;

(f)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables of the single Account Debtor having the second largest aggregate Outstanding Note Receivable Balance exceeds 12% of the Concentration Test Balance;

(g)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables of the five Account Debtors having the five largest aggregate Outstanding Note Receivable Balances exceeds 40% of the Concentration Test Balance;

(h)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables included as part of the Collateral for which the applicable Account Debtors are domiciled (x) in the States of California or New York exceeds fifty percent (50%) of the Concentration Test Balance; and (y) in any single State other than the California or New York exceeds twenty-five percent (25%) of the Concentration Test Balance;

(i)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables of Account Debtors that are domiciled in Canada exceeds 15% of the Concentration Test Balance;

(j)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables with scheduled interest-only payments exceeding eighteen (18) months from such date of determination exceeds 20% of the Concentration Test Balance.

(k)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables included as part of the Collateral with an Account Debtor with less than six (6) months of Cash Runway exceeds 15% of the Concentration Test Balance;

(l)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables included as part of the Collateral that is rated an Internal Risk Rating of “3” or lower in accordance with the Required Procedures exceeds 15% of the Concentration Test Balance;

(m)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables included as part of the Collateral which have been subject to a Material Modification exceeds 10% of the Concentration Test Balance;

(n)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables which pay interest quarterly exceeds 25% of the Concentration Test Balance;

(o)       the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Note Receivables included as part of the Collateral for which the applicable Account Debtor (i) is wholly owned by a single Person that is a not a Financial Sponsor, (ii) has TTM EBITDA less than $15,000,000 and (iii) has Cash Runway of less than twelve (12) months of operations, exceeds 20% of the Concentration Test Balance;

(p)       the aggregate amount by which the Outstanding Note Receivables Balances of all Eligible Note Receivables included as part of the Collateral which are Revolving Note Receivables exceeds 15% of the Concentration Test Balance;

(q)       the aggregate amount by which the Outstanding Note Receivables Balances of all Eligible Note Receivables included as part of the Collateral which are not Control Position Note Receivables exceeds 10% of the Concentration Test Balance; and

(r)       the aggregate amount by which the Outstanding Note Receivables Balances of all Eligible Note Receivables which would not otherwise be an Eligible Note Receivable hereunder but have been approved by the Agent to be included as part of the Collateral exceeds 12% of the Concentration Test Balance.

“Excess Spread” means, with respect to any Collection Period, the annualized ratio, expressed as a percentage, computed by dividing: (a)(i) the sum of the amount of Collections related to interest and fees received by the Borrower during such Collection Period minus (ii) any amounts due and payable under clauses (a) through (e) of the Priority of Payments by (b) the average Aggregate Outstanding Note Receivable Balance during such Collection Period.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means, with respect to a Recipient, (a) any Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed on it in lieu of net income taxes as a result of such recipient being organized or resident in, maintaining a lending office in, doing business in or having another present or former connection with, such jurisdiction (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (b) in the case of a Lender, any United States federal withholding tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to any applicable law in effect at the time such Recipient becomes a party to this Agreement, changes its applicable lending office or changes its place of organization, except to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the change in lending office or change of place of organization, to payments in respect of United States federal withholding tax under Section 16.11; (c) any Taxes attributable to a Recipient’s failure to comply with Section 16.11(c), (d) any United States federal taxes imposed under Sections 1471 through 1474 of the IRC, or any amended version or successor provision that is substantively comparable thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith, or (e) any U.S. federal backup withholding taxes imposed under Section 3406 of the IRC.

“Expense Cap” has the meaning set forth in Section 2.4(a)(C).

“Facility Amount” means, at any time and as reduced or increased from time to time, pursuant to the terms of this Agreement the aggregate dollar amount of Commitments of all the Lenders; provided, however, that on the Termination Date and on each date thereafter, the Facility Amount shall be equal to the outstanding Advances as of such date. The Facility Amount may be increased up to a total of $250,000,000 in accordance with the provisions of Section 2.13.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the federal funds rates as quoted by KeyBank and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by KeyBank (or, if such day is not a Business Day, for the next preceding Business Day); or (b) if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of KeyBank, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Financial Sponsor” means a venture capital firm, family office, sovereign wealth fund, pension or retirement fund, hedge fund private equity group or other institutional investor.

“First Lien Note Receivable” means a Note Receivable that is (a) secured by a valid first priority perfected security interest or lien on all or substantially all of the tangible and intangible assets of each Account Debtor, including, as applicable, equipment, inventory, cash, accounts receivable, customer lists, networks and databases, and either intellectual property or, in some cases, depending on the credit of an Account Debtor, a negative pledge on the Account Debtor’s intellectual property prohibiting the Account Debtor from pledging or otherwise encumbering its intellectual property securing the obligations of the Account Debtor, in any case, as determined in accordance with the Required Procedures and (b) not subordinate in right of payment to any other obligation for borrowed money of the Account Debtor (other than Permitted Liens in the nature of capital leases and purchase money debt), provided that such lien may be second in priority to only a formula-based revolving credit facility secured by only cash or cash equivalents, accounts receivable and/or inventory, in accordance with the Required Procedures. For the avoidance of doubt, the last out tranche of any Unitranche Note Receivable shall be considered a First Lien Note Receivable if the ratio of funded debt under the first out tranche of the loan to the aggregate funded debt under such Unitranche Note Receivable is less than or equal to 20%.

“Fixed-Rate Note Receivable” means any Note Receivable accruing interest at a fixed rate.

“Floor” has the meaning set forth in the definition of “Term SOFR.”

“FMV” means, with respect to any Note Receivable, on any date of determination, the fair market value as determined by the Investment Manager’s third-party valuation agent who provides periodic valuations for the Fund’s assets and in accordance with the Required Procedures.

“Foreign Lender” means any Lender that is not a United States person within the meaning of IRC Section 7701(a)(30).

“Fund” means LAGO Evergreen Credit, LLC.

“Funding Date” means the date on which an Advance is made by the Lenders.

“Funding Request” has the meaning set forth in Section 2.2(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that solely for purposes of calculating Tangible Net Worth as required hereunder or pursuant to the Investment Management Agreement, such calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“General Intangibles” means all general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, commercial tort claims, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization, bylaws, partnership agreement, operating or limited liability company agreement, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (e) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Industry Group” means the industry of an Account Debtor as determined on the date of origination in the reasonable discretion of the Investment Manager by reference to the 4-digit Global Industry Classification Standard (“GICS”) code assigned to such Account Debtor.

“Industry Served” means, with respect to any Account Debtor, the underlying industry of customers or users, as applicable, of such Account Debtor, in accordance with the Industry Group.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property” means all worldwide rights of the Borrower, to the extent the Borrower has or purchases or otherwise acquires such rights, arising under: (a) issued patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals, reissues, renewals, reexaminations, substitutions, additions, and extensions thereof, utility models and industrial design rights and applications and registrations therefor, inventions and invention disclosures (whether or not patentable and whether or not reduced to practice) and improvements thereto as well as the rights to file for and to claim priority to any such rights; (b) trademarks, service marks, certification marks, trade names, slogans, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) all Internet domain names and registrations and social media accounts; (d) copyrights (including copyrights in computer software programs and moral rights), works of authorship, translations, design rights, databases, and all registrations, applications, renewals, extensions and reversions thereof; (e) computer software (including source code), programs and databases in any form, including all versions, updates, releases, corrections, enhancements, replacements, modifications and derivative works thereof and all documentation related thereto; (f) all confidential and proprietary information, including know-how and trade secret rights, technologies, techniques, processes, discoveries, concepts, ideas, research and development, formulae, patterns, inventions, algorithms, compilations, compositions, manufacturing and production processes, programs, devices, methods, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; and (g) any rights recognized under applicable law that are equivalent or similar to any of the foregoing.

“Internal Risk Rating” means the “Credit Rating” under the “Credit Risk Rating System” as specified in the Required Procedures.

“Interest Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Interest Rate” means for any Interest Period and any Advance, a rate per annum equal to the Benchmark plus the Applicable Margin.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock or all or substantially all of the assets of such Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Management Agreement” means the Investment Advisory Agreement dated on or around March 7, 2025 between the Originator and the Investment Manager.

“Investment Manager” means LAGO Asset Management LLC, or any other Person that assumes the functions of servicing the Note Receivables with the prior written consent of Agent or is otherwise appointed pursuant to the terms of the Investment Management Agreement.

“Investment Manager Termination Event” shall mean, if any one of the following events shall occur and be continuing on any day unless waived in writing by the Agent (acting at the written direction of the Required Lenders): (a) the termination of the Investment Management Agreement and the failure to enter into a replacement agreement (subject to the prior written approval of the Agent in its Permitted Discretion) within sixty (60) days of such termination; (b) the termination or resignation of the Investment Manager, as applicable, under the Investment Management Agreement and the failure to appoint a replacement manager (subject to the prior written consent of the Agent in its Permitted Discretion) within sixty (60) days of such termination or resignation; (c) any failure by Investment Manager to perform or observe any material term or covenant or any failure of any representation or warranty under the Investment Management Agreement to be correct in any material respect, in each case, which failure which adversely affects the Borrower or the rights and remedies of the Lenders hereunder, on or before the date occurring thirty (30) days after the earlier of (i) the date the Investment Manager obtains knowledge of such failure or (ii) Investment Manager received notice from the Agent or the Borrower of such failure; or (d) the occurrence of an act by the Investment Manager that constitutes fraud or criminal activity in the performance of its obligations under the Investment Management Agreement (as determined pursuant to a final non-appealable judgment by a court of competent jurisdiction) or the conviction of the Investment Manager for a felony directly related to its business of providing its services.

“Investment Property” means investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“KeyBank” means KeyBank National Association, a national banking association, and its successors and assigns.

“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 14.1, and “Lenders” means each of the Lenders or any one or more of them.

“Lender Fee Letter” means that certain Fee Letter, dated as of even date herewith, between Borrower and Lenders, in form and substance satisfactory to Lenders.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) reasonable and documented costs or expenses (including taxes, and insurance premiums) required to be paid by the Originator or Borrower under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Originator or Borrower under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, the Agent Fee Letter or the Lender Fee Letter), (c) Agent’s reasonable and customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (d) reasonable and document out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to Borrower or any of its Affiliates, (e) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable and documented out-of-pocket audit fees and expenses (including reasonable travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, the Agent Fee Letter or the Lender Fee Letter, (g) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with the Originator or Borrower except to the extent arising out of the gross negligence, bad faith or willful misconduct of any member of the Lender Group, (h) Agent’s reasonable and documented costs and expenses (including reasonable attorneys’ fees limited to one primary counsel and one local counsel) incurred in advising, structuring, drafting, reviewing, administering (including reasonable and documented travel, meals, and lodging) or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors reasonable and documented fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning the Originator or Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender Group Representatives” has the meaning set forth in Section 17.9(a).

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” means this Agreement, the Purchase and Contribution Agreement, the Servicing Agreement, each Cash Management Agreement, the Sub-Servicing Agreement, the Custodial Agreement, the Closing Certificates, the Control Agreements, the Pledge Agreement, the Investment Management Agreement, the Master Participation Agreement, the Agent Fee Letter, the Lender Fee Letter, the Officers’ Certificates, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by the Originator, the Servicer, the Investment Manager, the Borrower, the Sub-Servicer and the Lender Group in connection with this Agreement.

“Loan Schedule and Exception Report” shall have the meaning set forth under the term “Loan Schedule and Exception Report” or other similar term in the Custodial Agreement.

“Loan to ARR Ratio” means, with respect to any Account Debtor, as of any date of determination and based on its most recent financial reporting, the quotient of (a) the aggregate principal balances of each Recurring Revenue Note Receivable of such Account Debtor plus all other outstanding balances of secured and unsecured indebtedness of such Account Debtor that are pari passu with or senior to each such Recurring Revenue Note Receivable divided by (b) such Account Debtor’s ARR, determined in accordance with Required Procedures.

“LTV” with respect to any Account Debtor, as of any date of determination and based on its most recent financial reporting, the quotient of (a) the aggregate principal balances of each Eligible Note Receivable of such Account Debtor plus all other outstanding balances of secured and unsecured indebtedness of such Account Debtor that are pari passu with or senior to each such Eligible Note Receivable divided by (b) such Account Debtor’s “enterprise value”, determined in accordance with Required Procedures which, for private companies, shall be the private valuation based on the most recent round of financing and, for public companies, is the market capitalization at the (i) end of the prior month for purposes of the initial Advance, and (ii) at all other times, the prior quarterly calendar daily average.

“Management Fees” means the “Management Fee” and “Incentive Fee” (each as defined in the Investment Management Agreement) payable to Investment Manager in accordance with the Investment Management Agreement.

“Mandatory Prepayment” has the meaning set forth in Section 2.3(b).

“Margin Stock” has the meaning set forth in Section 5.23.

“Master Participation Agreement” means that certain Master Participation Agreement, dated as of the date hereof, by and between Borrower and Originator.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower, the Servicer, the Investment Manager or the Originator or their respective Subsidiaries, (b) a material impairment of the ability of the Originator, the Servicer, the Investment Manager, Borrower or their respective Subsidiaries to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower, the Investment Manager, the Originator or the Servicer.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any of the Note Receivable Documents governing such Note Receivable as a result of the related Account Debtor’s material financial under-performance, distress, default or any other Account Debtor credit-related concerns, in accordance with the Required Procedures, (it being understood that each separate occurrence thereof will constitute a Material Modification) which:

(a)       reduces, delays, defers, waives or forgives any or all of the principal amount due under such Note Receivable;

(b)       (i) waives one or more interest payments (other than any incremental interest accrued due to a default or event of default with respect to such Note Receivable), (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Note Receivable (other than any deferral, capitalization or substitution related to the adoption of a Benchmark Replacement) or (iii) reduces the spread or coupon payable on such Note Receivable;

(c)       contractually or structurally subordinates such Note Receivable by operation of (i) any priority of payment provisions, (ii) any turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Account Debtor or (iv) the granting of liens on any of the collateral securing such Note Receivable, in each case that requires the consent of the Borrower or any lenders thereunder;

(d)       extends the maturity date of such Note Receivable;

(e)       extends any interest-only period for credit-related reasons; or

(f)       substitutes, alters or releases the Purchased Loans (as defined in the Purchase and Contribution Agreement) related to such Note Receivable, and such substitution, alteration or release, individually or in the aggregate and as determined in the Agent’s reasonable discretion, materially and adversely affects the value of such Note Receivable;

(g)       provided, that, if such Note Receivable has made three (3) consecutive timely monthly payments or two (2) consecutive timely quarterly payments following such modification, then such amendment, waiver, modification or supplement, as applicable, shall no longer be deemed a Material Modification; provided, however, that such Note Receivable shall still be deemed a Material Modification for purposes of the definition of Excess Concentration Amount so long as such Note Receivable is not a Restructured Note Receivable.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Availability” means, for any day, the least of (i) an amount equal to (a) the Facility Amount minus (b) the Aggregate Unfunded Amount, (ii) the Borrowing Base on such day, and (iii) an amount equal to (a) the Aggregate Outstanding Note Receivable Balance on such day plus (b) the amount of cash and cash equivalents constituting Principal Collections held in the Collection Account on such day minus (c) the Minimum Equity Requirement.

“Maximum Revolver Amount” means $75,000,000, or such other amount of the aggregate Commitments at such time as reflected on Schedule C-1 as then in effect pursuant to this Agreement or any amendment to this Agreement.

“Minimum Equity Requirement” means the minimum amount of equity investment in the Borrower which shall be maintained by the Originator, in the form of cash and/or Eligible Note Receivables having an outstanding principal balance at all times prior to the Maturity Date of an amount equal to the greater of (a) $25,000,000 and (b) the sum of the Aggregate Outstanding Note Receivable Balance for the five (5) largest, or four (4) largest until April 15, 2025, unaffiliated Account Debtors with respect to the Eligible Note Receivables included in the Borrower Collateral; provided, however, that at any time there are no outstanding Advances, the “Minimum Equity Requirement” shall be zero.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“Note Receivable” means a commercial loan made or purchased by Borrower in accordance with the Required Procedures and secured by a Lien on property owned by the maker of such note.

“Note Receivable Documents” shall have the meaning set forth under the term “Loan Documents” or other similar term in the Custodial Agreement.

“Obligations” means all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Agent Fee Letter and the Lender Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrower to the Lender Group pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents,. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Account” means the deposit account no. 769681133195 of the Borrower at the Collection Account Bank, pledged to, and subject to a Control Agreement in favor of Agent, to which the Agent is authorized by the Borrower to transfer the proceeds of any Advances requested or authorized pursuant to this Agreement.

“Originating Lender” has the meaning set forth in Section 14.1(e). “Originator” means LAGO Evergreen Credit, LLC.

“Other Taxes” has the meaning set forth in Section 16.11(b)

“Outstanding Note Receivable Balance” means with respect to any Note Receivable, the lesser of (i) the FMV of such Note Receivable, not to exceed such Note Receivable’s par value, (ii) the cost basis of such Note Receivable (net of any original discount and the fair market value or any equity warrants received in exchange for making the related loan) or (iii) the then outstanding principal balance thereof (excluding, for the avoidance of doubt, any related PIK Interest or end-of-term fees).

“Overadvance” has the meaning set forth in Section 2.3(b).

“Participant” has the meaning set forth in Section 14.1(e).

“Participant Register” has the meaning set forth in Section 14.1(e).

“Patriot Act” has the meaning set forth in Section 5.26.

“Payment Notice” has the meaning assigned to it in Section 16.19(b).

“Payment Recipient” has the meaning assigned to it in Section 16.19(a).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Note Receivables, (e) Investments received in settlement of amounts due to Borrower effected in the ordinary course of business or owing to Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower, (f) Real Estate Owned and (g) Investments by the Originator in its Subsidiaries.

“Permitted Liens” means (a) Liens granted to, or for the benefit of, Agent, to secure the Obligations, (b) Liens for unpaid taxes or assessments that either (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP; provided, that in each case, such Lien shall not constitute an Event of Default pursuant to Section 8.13 hereunder and are the subject of Permitted Protests, (c) the interests of lessors under operating leases, (d) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (e) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (f) rights of setoff imposed by law upon deposit of cash and cash equivalents in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank or depository institution to the extent permitted under this Agreement.

“Permitted Protest” means the right of Borrower to protest any Lien (other than any Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PIK Interest” means interest accrued on a Note Receivable that is added to the principal amount of the Note Receivable instead of being paid as interest as it accrues.

“Post-Termination Revolving Note Receivable Funding” means an Advance by the Lenders, made following the termination of the Revolving Credit Availability Period, which Advance may be used for the sole purpose of funding advances requested by Account Debtors under the Revolving Note Receivables.

“Prepayment Notice” means a written notice in the form specified at Exhibit E, to be used for each prepayment of Advances in accordance with Section 2.3(c).

“Prepayment Make-Whole Amount” has the meaning set forth in the Lender Fee Letter.

“Prime Rate” means, for any date, the greater of (a) 4.00% and (b) the rate publicly announced by KeyBank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by KeyBank in connection with extensions of credit to debtors.

“Principal Collections” means any and all Collections representing amounts paid by the applicable Account Debtor and applied by the Servicer in accordance with GAAP to the payment of the principal of a Note Receivable.

“Priority of Payments” has the meaning set forth in Section 2.4.

“Pro Rata Share” means, as of any date of determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), (a) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitments of all Lenders, and (b) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate outstanding principal amount of such Lender’s Advances, by (ii) the aggregate outstanding principal amount of all Advances.

“Prohibited Industry” means each of the following business areas in (a) dealers, distributors, producers of pornography, (b) adult entertainment, prostitution, escort services, (c) dealers, distributors, processors of illegal drugs, chemicals, substances, or the sale of illegal drug paraphernalia or materials, (d) medical and recreational marijuana growers/dispensaries/sales including in states that have legalized marijuana sales, (e) deposit accounts and/or payment services for internet gaming or internet gambling, (f) internet cafes, (g) pay day, title or predatory lenders, (h) political campaign committees, (i) political candidates, (j) embassies or foreign consulates, (k) private prisons or (l) any other industry, business, product or service that is illegal under United States federal laws.

“Purchase and Contribution Agreement” means the purchase and contribution agreement by and between Borrower and Originator with respect to the Note Receivables, in form and substance reasonably satisfactory to Agent, as modified, amended supplemented or restated, from time to time.

“Ramp-Up Period” means the period commencing on the Closing Date and ending on the earlier of (i) the four-month anniversary of the Closing Date, and (ii) the first date following the Closing Date on which Borrower has an Aggregate Outstanding Note Receivable Balance of $100,000,000 or more.

“Real Estate Loan” means a Note Receivable that is secured by a Lien on Real Property where material value is attributed to such Real Property and relied upon in the underwriting of such Note Receivable.

“Real Estate Owned” means Real Property that secured a Note Receivable and was acquired by Borrower in connection with a foreclosure, deed-in-lieu of foreclosure or other similar process in which Borrower took legal title to such Real Property following a default under such Note Receivable.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Person in fee simple, and the improvements thereto.

“Recipient” means Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder or under any other Loan Document.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recurring Revenue” means, with respect to any Account Debtor, the amount, as determined by the Servicer in accordance with its Required Procedures, of revenues of such Account Debtor in respect of perpetual licenses, subscription agreements, maintenance streams, transaction costs, service fees or other recurring contractual cash flow streams or revenue.

“Recurring Revenue Note Receivable” means a Note Receivable that is underwritten on the basis of Recurring Revenue.

“Register” has the meaning set forth in Section 14.1(h).

“Related Property” means “Other Conveyed Property” under and as defined in the Purchase and Contribution Agreement.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Remittance Date” means (x) the tenth (10th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day and (y) the Maturity Date.

“Replacement Lender” has the meaning set forth in Section 2.11(b).

“Report” has the meaning set forth in Section 16.17(a).

“Required Asset Documents” means the documents set forth on Schedule R-1 hereto.

“Required Lenders” means, at any time, the Lenders whose aggregate Pro Rata Shares exceed fifty percent (50%); provided, however, that at any time when there are two or more Lenders, “Required Lenders” must include at least two Lenders whose aggregate Pro Rata Shares exceed fifty percent (50%).

“Required Procedures” means the written policies, procedures and guidelines, that the Originator utilizes in the origination (and Servicer utilizes in the servicing) of Note Receivables the Originator owns, or sells to its subsidiaries, specifically including underwriting, documentation, portfolio management and financial policies, procedures and guidelines over collateral and financial analysis, business and asset valuation (including appraisal), auditing, collection activities, renewal, extension, modification, recognition, accrual, non-accrual and charge-off policies, and the use of the Approved Forms with respect to the origination, funding and servicing of Note Receivables, all in the form delivered to Agent and approved by Agent on or prior to the Closing Date and attached to the Closing Certificate, as amended from time to time in accordance with the Servicing Agreement; provided, however, that no material change to the Approved Forms or the policies and procedures as in effect on the Closing Date shall be effective unless (a) Agent and Borrower have each received at least ten (10) Business Days prior written notice of such change and, (b) if either Agent in the exercise of its Permitted Discretion, or Borrower in its reasonable discretion, believes that such change could reasonably be expected to have a material adverse effect upon the quality or value of the Eligible Note Receivables or the collectability of any Note Receivable or the Advances thereon, such change has the prior written approval of both Agent and Borrower; provided further, that (i) each of Agent and Borrower shall use reasonable efforts to notify the Originator of any objection it has to any such proposed change within ten (10) Business Days following its receipt of notice thereof from the Originator, but failure by Agent or Borrower to do so shall not be deemed to be a consent to or approval of such change, and (ii) if, after the expiration of such ten (10) Business Day period, the Originator has provided to each of Agent and Borrower a second written notice of such proposed change and received acknowledgment of Agent’s and Borrower’s receipt thereof, then each of Agent and Borrower shall be deemed to have consented to such proposed change unless either Agent or Borrower has notified the Originator of its objection thereto within twenty (20) days following its receipt of such second notice from the Originator.

“Restricted Payments” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock in Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock in Borrower, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock in Borrower, now or hereafter outstanding, (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or any Indebtedness owing to a holder of Stock in Borrower or an Affiliate of a holder of Stock in Borrower, or (e) any payment (other than compensation to an officer or director of Borrower, as such, in the ordinary course of business, or Management Fees or other amount permitted to be paid to Investment Manager under the Investment Management Agreement or to the Servicer under the Servicing Agreement) to a holder of Stock in Borrower or to an Affiliate of Borrower or an Affiliate of any holder of Stock in Borrower not expressly authorized herein.

“Restructured Note Receivable” means any Eligible Note Receivable (a) that was previously the subject of a Material Modification, and (b) for which the Account Debtor (i) is current on all required payments for three consecutive payment periods and (ii) is no longer experiencing a material financial underperformance, distress or material default, in each case in accordance with the Required Procedures.

“Revolving Credit Availability Period” means the period commencing on the Closing Date and ending on the Termination Date.

“Revolving Note Receivable” means any Note Receivable (i) the terms of which specify a maximum aggregate amount that can be borrowed by the related Account Debtor and permits such Account Debtor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Note Receivable, (ii) that meets the criteria of a First Lien Note Receivable, and (iii) that is classified as a “revolving loan” on the books of the Borrower. For purpose of determining the amount of any Revolving Note Receivable or the Outstanding Principal Balance of any Revolving Note Receivable hereunder, only the principal balance of such Revolving Note Receivable (and not the principal balance of any other loan extended to such Account Debtor which is not a revolving loan shall be used in such determination).

“RIC/BDC Requirements” means, following the date of the BDC Reorganization, the requirements the Originator must satisfy upon its conversion to a “business development company,” within the meaning of the 1940 Act, to maintain (a) such status, including, but not limited to, “asset coverage” requirements (as defined in and determined pursuant to Section 18 of the 1940 Act) and (b) its election to be treated as a “regulated investment company” under the Code.

“Sanctions” has the meaning set forth in Section 5.25(a).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Servicer” means LAGO Evergreen Credit, LLC.

“Servicer Fee” means $10,000 per month.

“Servicer Termination Event” has the meaning set forth in the Servicing Agreement.

“Servicing Agreement” means the servicing agreement by and between the Borrower and the Servicer, in form and substance reasonably satisfactory to Agent, as modified, amended supplemented or restated, from time to time.

“Servicing Standard” has the meaning set forth in the Servicing Agreement.

“Securities Account” means a “securities account,” as that term is defined in the Code.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Software Category” means a category within the Software Industry Group as determined by the Investment Manager in accordance with the Credit and Collection Policies.

“Software Industry Group” means the “Internet Software & Services” Industry Group (GICS Code 4510).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Spread” means, with respect to Note Receivables accruing interest at a floating rate, the current “all-in” cash interest rate of such Note Receivables over the Benchmark.

“Stock” means all shares, options, warrants, membership interests, units of membership interests, other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Sub-Servicer” means BIP Capital, LLC, a Delaware limited liability company.

“Sub-Servicer Termination Event” has the meaning set forth in the Sub-Servicing Agreement.

“Sub-Servicing Agreement” means that certain Multi-Party Agreement, dated as of the date hereof, by and among the Borrower, Sub-Servicer, the Fund and the Agent.

“Subordinated Debt” means any unsecured Indebtedness specifically subordinated to the prior payment in full in cash of the Obligations and which shall otherwise be on terms and conditions reasonably satisfactory to Agent and subject to a Subordination Agreement.

“Subordination Agreement” means a subordination agreement executed and delivered by Borrower and each of the holders of Subordinated Debt and Agent, the form and substance of which is satisfactory to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supplemental Interests” means, with respect to any Note Receivable, any warrants, equity or other equity interests or interests convertible into or exchangeable for any warrants received by the Originator from the Account Debtor in connection with such Note Receivable.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, Note Receivable, instrument, or Investment Property.

“Syndication Agent” means KeyBank, solely in its capacity as syndication agent for the Lenders hereunder, and any successor thereto.

“Tangible Net Worth” means, with respect to any Person as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) such Person’s total members’ or shareholder’s equity, plus (b) all Indebtedness expressly subordinated to all other borrowed Indebtedness of such Person, minus (c) all Intangible Assets of such Person, minus (d) all of such Person’s prepaid expenses, minus (e) all amounts due to such Person from Affiliates of such Person.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, additions to tax, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning set forth in Section 15.2(a).

"Term SOFR" means, for any Collection Period, the one (1) month Term Secured Overnight Financing Rate, as administered by the Term SOFR Administrator and as determined by the Agent on each Benchmark Determination Date. In no event shall Term SOFR be deemed to be less than a quarter of a percent (0.25%) per annum (the “Floor”).

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) the Commitment Termination Date, (b) the occurrence of an Early Termination Event, or (c) the date of termination declared or occurring automatically in respect of the occurrence of an Event of Default pursuant to Section 9.1.

“TTM EBITDA” means, with respect to any Account Debtor, as of any particular date, the EBITDA of such Account Debtor for the preceding twelve-month period ending on the last day of the calendar month most recently ended for which financial statements of the Account Debtor have been delivered to the Servicer, determined by the Servicer in good faith in accordance with a reasonable methodology that is consistent with the methodology used for similar loans under management by the Servicer.

“TTM Revenue” means, with respect to any Account Debtor, as of any particular date, the revenue of such Account Debtor for the preceding twelve-month period ending on the last day of the calendar month most recently ended for which financial statements of the Account Debtor have been delivered to the Servicer, determined by the Servicer in good faith in accordance with a reasonable methodology that is consistent with the methodology used for similar loans under management by the Servicer.

“Trust Receipt” shall have the meaning set forth under the term “Trust Receipt”, “Collateral Receipt” or other similar term in the Custodial Agreement.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unitranche Loan” means any Note Receivable (i) that is secured by a valid and perfected first priority Lien on substantially all of the Account Debtor’s assets (ii) that provides that the payment obligation of the Account Debtor on such Note Receivable is senior to all other Indebtedness of such Account Debtor (other than an ABL Note Receivable) (iii) for which no other Indebtedness of the Account Debtor secured by a Lien on the collateral securing the repayment of such Note Receivable exists or is outstanding (other than an ABL Note Receivable) other than permitted liens under the applicable loan documents evidencing the Note Receivable; (iv) is comprised of a first-out tranche and a last-out tranche governed by an agreement among lenders.

“Unused Fee” has the meaning set forth in the Lender Fee Letter.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning set forth in Section 16.11(c).

“Voidable Transfer” has the meaning set forth in Section 17.8.

“Weighted Average Internal Risk Rating” means, with respect to the Eligible Note Receivables, the number (rounded to the nearest one-tenth (1/10th)) equal to (a) the sum of the products for each such Eligible Note Receivable of (i) the Internal Risk Rating (rounded to the nearest month) of such Eligible Note Receivable times (ii) the Outstanding Note Receivable Balance of such Eligible Note Receivable divided by (b) Aggregate Outstanding Note Receivable Balance at such time.

“Weighted Average Interest-Only Period” means, with respect to the Eligible Note Receivables owned by the Borrower as of any date of determination, the number (rounded to the nearest one-tenth (1/10th)) equal to (a) the sum of the products for each such Eligible Note Receivable of (i) the original interest-only period (including any milestone extensions and rounded to the nearest month) of such Eligible Note Receivable times (ii) the Outstanding Note Receivable Balance of such Eligible Note Receivable subject to an interest-only period divided by (b) Aggregate Outstanding Note Receivable Balance at such time.

“Weighted Average LTV” means, with respect to the Eligible Note Receivables owned by the Borrower, as of any date of determination, the number (rounded to the nearest one-tenth (1/10th of one percent (1%)) equal to (a) the sum of the products for each such Eligible Note Receivable of (i) the LTV of such Eligible Note Receivable (at origination or as of the latest calculation date, as applicable) times (ii) the Outstanding Note Receivable Balance of such Eligible Note Receivable divided by (b) Aggregate Outstanding Note Receivable Balance at such time.

“Weighted Average Remaining Maturity” means, with respect to the Note Receivables included in the Collateral as of any Determination Date, the number equal to (i) the sum of the products for each such Note Receivable of (A) the remaining term to maturity of such Note Receivable (in years, rounded to the nearest one tenth thereof and based upon the initial maturity date of such Note Receivable) or any portion thereof in the event that different tranches of such Note Receivable have different maturity dates times (B) the Outstanding Note Receivable Balance of such Note Receivable or any portion thereof in the event that different tranches of such Note Receivable have different maturity dates divided by (ii) Aggregate Outstanding Note Receivable Balance at such time.

“Weighted Average Spread” means, as of any Determination Date, a fraction, expressed as a percentage (rounded up to the nearest 0.01%), (x) the numerator of which is the sum of the products for each Note Receivable accruing interest at a floating rate (excluding Defaulted Note Receivables) of (A) the Spread, on an annualized basis, of such Note Receivables (including commitment, letter of credit and all other fees), by (B) the Outstanding Note Receivable Balance of such Note Receivables as of such date and (y) the denominator of which is the aggregate Outstanding Note Receivable Balance of all such Note Receivables accruing interest at a floating rate as of such date.

1.2       Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “the Originator” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Originator and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3       Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4       Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds of all of the Obligations other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5       Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1	Revolver Advances.

(a)       Subject to the terms and conditions of this Agreement, and during the Revolving Credit Availability Period, each Lender agrees (severally, not jointly or jointly and severally) to make Advances to Borrower in an amount at any one time outstanding not to exceed the lesser of

(i)	such Lender’s Commitment, or

(ii)	such Lender’s Pro Rata Share of the Available Amount at such time;

(b)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base (or the Maximum Revolver Amount in the case of clause (iii) below) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (A) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (B) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (ii) the valuation of any Note Receivable, the Collateral securing any Note Receivable, or other Collateral and (iii) up to the aggregate amount of available unfunded revolver commitments of Borrower to the makers of Note Receivables Notwithstanding anything to the contrary contained herein, the amount of any of any reserve will have a reasonable relationship to the event, condition or other matter that is the basis for such reserve, as determined by Agent in its Permitted Discretion.

(c)           During the Amortization Period until the reduction to zero of all outstanding commitments in respect of Revolving Note Receivables, each Lender shall make Post-Termination Revolving Note Receivable Fundings up to an aggregate amount equal to such Lender’s Commitment less outstanding Advances made by such Lender. Requests for and funding of Post-Termination Revolving Note Receivable Fundings shall be made in accordance the procedures set forth in Section 2.2; provided, that the Agent may, in its sole discretion, advance funds constituting Post-Termination Revolving Note Receivable Fundings to (i) the Borrower or (ii) the applicable Account Debtor directly, on behalf of the Borrower, and in either case, such funds shall be used solely for the purpose of funding advances requested by an Account Debtor under a Revolving Note Receivable.

(d)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2	Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing. On the terms and conditions hereinafter set forth, the Borrower may, by delivery of an irrevocable written request to the Agent (any such request, a “Funding Request”), from time to time on any Business Day during the Revolving Credit Availability Period (but not more than twice per calendar week), at its option, request that the

Lenders make Advances to it in an amount which, at any time, shall not exceed the Available Amount in effect on the related Funding Date.

(i)       Such Funding Request shall be delivered not later than 4:00 p.m. (New York City time) on the date which is two (2) Business Days prior to the requested Funding Date. Each Funding Request shall specify the aggregate amount of the requested Advance, which shall be in an amount equal to at least $500,000. Each Funding Request shall be executed by an Authorized Person of the Borrower and be accompanied by (i) a certificate of the Borrower, depicting the outstanding amount of Advances under this Agreement and representing that all conditions precedent for a funding have been met, including a representation by the Borrower that the requested Advance shall not, on the Funding Date thereof, exceed the Available Amount on such day, (ii) a Borrowing Base Certificate as of the applicable Funding Date (giving pro forma effect to the Advance requested and the use of proceeds thereof), (iii) an updated schedule listing of all Note Receivables including each Note Receivable that is subject to the requested Advance, (iv) the proposed Funding Date, and (v) wire transfer instructions for the Advance. Upon receipt of such Funding Request, the Agent shall promptly forward such Funding Request to the Lenders.

(ii)       A Funding Request shall be irrevocable when delivered; provided however, that if the Borrowing Base calculation delivered pursuant to clause (ii) above includes a Note Receivable which does not become part of the Borrower Collateral on or before the applicable Funding Date as anticipated, and the Borrower cannot otherwise make the representations required pursuant to clause (i) above, the Borrower shall revise the Funding Request accordingly, and shall pay any loss, cost or expense incurred by any Lender in connection with the broken funding evidenced by such revised Funding Request.

(iii)       On the Funding Date following the satisfaction of the applicable conditions set forth in this Section 2.2(a) and Article III, the Lenders shall make available to the Agent at its address listed beneath its signature on its signature page to this Agreement (or on the signature page to the joinder agreement pursuant to which it became a party hereto), for deposit to the Operating Account, an amount equal to such Lender’s Pro Rata Share of the Advance then being made. Each wire transfer of an Advance to the Borrower shall be initiated by the applicable Lender no later than 3:00 p.m. (New York City time) on the applicable Funding Date. The obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(iv)       The Borrower shall deliver to the Agent any other documents or materials reasonably requested with respect to each Note Receivable, promptly upon request therefor.

(b)       Extension of Commitment Termination Date. The Borrower may, no later than forty-five (45) days prior to the then current anniversary of the Closing Date, by written notice to the Agent, make written requests for the Lenders to extend the Commitment Termination Date for an additional revolving period of 364 days. The Agent will give prompt notice to each Lender of its receipt of such request for extension of the Commitment Termination Date. Each Lender shall make a determination, in its sole discretion and after a full credit review, not less than fifteen (15) days prior to the then applicable anniversary of the Closing Date as to whether or not it will agree to extend the Commitment Termination Date; provided, however, that the failure of any Lender to make a timely response to the Borrower’s request for extension of the Commitment Termination Date shall be deemed to constitute an acceptance by such Lender to extend the Commitment Termination Date.

(c)       Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(d)       Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (i) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (ii) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with clause (K) of Section 2.4(b). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the Unused Fee, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. The provisions of this Section 2.2(d) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.2(d) to such Defaulting Lender, or (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.2(d) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to

Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.2(d) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(d) shall control and govern.

(e)       Independent Obligations. All Advances shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.3	Payments; Overadvances; Voluntary Prepayment; Collections Account Release.

(a)      Payment and Voluntary Prepayment.

  (i)       Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest, fee shall continue to accrue until such following Business Day.

  (ii)       Unless Agent receives notice from Borrower prior to the date on which any payment or voluntary prepayment is due to the Lenders that Borrower will not make such payment or voluntary prepayment in full as and when required, Agent may assume that Borrower has made (or will make) such payment or voluntary prepayment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment or voluntary prepayment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)       Overadvances. If, at any time or for any reason, the aggregate principal balance of the Advances owed by Borrower to the Lender Group is greater than the Maximum Availability (an “Overadvance”), Borrower shall, within two (2) Business Days (i) solely during the Revolving Credit Availability Period, increase the aggregate principal amount of Eligible Note Receivables owned by the Borrower so that such Overadvance is cured or (ii) pay to Agent, in cash, the amount of such excess (to the extent not paid sooner from Collections), which amount shall be used by Agent to reduce the outstanding principal balance of the Advances, together with interest on such excess accrued to the date of prepayment, (such payment, a “Mandatory Prepayment”). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement and the other Loan Documents.

(c)       Voluntary Prepayment. From time to time during the Revolving Credit Availability Period, by delivering to Agent a written notice and on any date that is not a Remittance Date, the Borrower may prepay all or any portion of the Advances then outstanding, other than with respect to Mandatory Prepayments, by delivering to the Agent a Prepayment Notice at least two (2) Business Days prior to the date of such prepayment (or such later time as the applicable Lenders, in their respective sole discretion, may agree), specifying the date and amount of the prepayment. Any prepayment by the Borrower of Advances pursuant to this Section 2.3(c), other than with respect to Mandatory Prepayments, shall be in a minimum amount of $500,000 with integral multiples of $100,000 above such amount (except that, in the case of a prepayment of all Advances then outstanding, such prepayment need not be in an integral multiple of $100,000); any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Credit Availability Period. A Prepayment Notice shall be irrevocable when delivered. If any Prepayment Notice relating to any prepayment is given, the amount specified in such Prepayment Notice shall be due and payable on the date specified therein unless such prepayment is conditioned upon the incurrence of indebtedness by the Borrower.

2.4	Apportionment and Application of Payments.

On each Remittance Date, the Servicer on behalf of the Borrower shall pay for receipt by the applicable Lender no later than 11:00 a.m. (New York City time) to the following Persons, from (amounts on deposit in the Collection Account, including, all Collections, to the extent of available funds (the “Available Collections”) the following amounts in the following order of priority (the “Priority of Payments”):

(a)       During the Revolving Credit Availability Period, and in each case unless otherwise specified below, applying Available Collections (provided, that, Available Collections which do not constitute Principal Collections shall be applied to the extent available before any Available Collections constituting Principal Collections are applied):

(A)       FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any;

(B)       SECOND, to the Collateral Custodian, any accrued and unpaid Collateral Custodian Fee and expenses for the related Collection Period;

(C)       THIRD, (1) first, to the Investment Manager, any accrued and unpaid Management Fee (including any Management Fee that was deferred or waived in whole or in part on a prior Remittance Date) plus any accrued and unpaid reimbursable expenses owing under the terms of the Investment Management Agreement and (2) second, to the Servicer, any accrued and unpaid Servicer Fee (including any Servicer Fee that was deferred or waived in whole or in part on a prior Remittance Date) plus any accrued and unpaid reimbursable expenses owing under the terms of the Servicing Agreement; provided, that the amount of reimbursable expenses paid pursuant to sub-clauses (1) and (2) on any Remittance Date may not exceed $50,000 without the prior written consent of the Agent (the “Expense Cap”);

(D)       FOURTH, to the Agent, any accrued and unpaid fees and expenses of the Agent for the related Collection Period;

(E)       FIFTH, to the Agent for payment to each Lender, any accrued and unpaid interest, Unused Fee and expenses for the related Collection Period;

(F)       SIXTH, to the Agent for payment to each Lender, pro rata (1) if the Asset Quality Tests are satisfied, an amount equal to the excess, if any, of outstanding Advances over the Maximum Availability and (2) if any of the Asset Quality Tests are not satisfied, an amount necessary to reduce the excess, if any, of outstanding Advances over the Maximum Availability;

(G)       SEVENTH, to the Agent for payment to each Lender, in the amount of unpaid costs or expenses, and/or taxes (if any) chargeable to the Borrower hereunder and owed to such Lender;

(H)       EIGHTH, to the Agent, all other amounts or Obligations then due under this Agreement or the other Loan Documents to the Agent, the Lenders or any Indemnified Person, each for the payment thereof;

(I)       NINTH, (1) first, to the Collateral Custodian, all other amounts then due under this Agreement or the other Loan Documents to the Collateral Custodian, for the payment thereof, (2) second, to the Investment Manager, all other amounts then due under this Agreement or the other Loan Documents to the Investment Manager, for the payment thereof and (3) third, to the Servicer, all other amounts then due under this Agreement or the other Loan Documents to the Servicer, in each case, to the extent not paid pursuant to clauses SECOND and THIRD above and subject to the Expense Cap; and

(J)      TENTH, all remaining amounts to the Borrower.

(b)       During the Amortization Period, to the extent of Available Collections (provided, that, (i) Available Collections which do not constitute Principal Collections shall be applied to clauses FIRST through FIFTH to the extent available before any Available Collections constituting Principal Collections are applied, (ii) unless an Event of Default shall have occurred and be continuing, only Available Collections constituting Principal Collections shall be applied to clause SIXTH) and (iii) only Available Collections which do not constitute Principal Collections shall be applied to clause SEVENTH:

(A)       FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any;

(B)       SECOND, to the Collateral Custodian, any accrued and unpaid Collateral Custodian Fee and expenses for the related Collection Period;

(C)       THIRD, (1) first, to the Investment Manager, any accrued and unpaid Management Fee (including any Management Fee that was deferred or waived in whole or in part on a prior Remittance Date) plus any accrued and unpaid reimbursable expenses owing under the terms of the Investment Management Agreement and (2) second, to the Servicer, any accrued and unpaid Servicer Fee (including any Servicer Fee that was deferred or waived in whole or in part on a prior Remittance Date) plus any accrued and unpaid reimbursable expenses owing under the terms of the Servicing Agreement; provided, that the amount of reimbursable expenses paid pursuant to sub-clauses (1) and (2) on any Remittance Date may not exceed the Expense Cap without the prior written consent of the Agent;

(D)       FOURTH, to the Agent, any accrued and unpaid fees and expenses of the Agent for the related Collection Period;

(E)       FIFTH, to the Agent for payment to each Lender, any accrued and unpaid interest, Unused Fee and expenses for the related Collection Period;

(F)       SIXTH, to the Agent for ratable payment to each Lender, in an amount to reduce outstanding Advances to zero;

(G)       SEVENTH, (1) first, to the Agent for payment to each Lender, pro rata, 75% of such Available Collections which do not constitute Principal Collections, up to a maximum of the amount to reduce outstanding Advances to zero, and (2) second, to 25% of such Available Collections which do not constitute Principal Collections to the Borrower; provided, that (i) if an Event of Default has occurred and is continuing, (ii) any of the Asset Quality Tests are not satisfied, (iii) if there are eleven (11) or fewer unaffiliated Account Debtors with respect to the Eligible Note Receivabless, or (iv) such Remittance Date occurs after the first twelve months of the Amortization Period, to the Agent for payment to each Lender, pro rata, 100% of such Available Collections which do not constitute Principal Collections in an amount necessary to reduce outstanding Advances to zero;

(H)       EIGHTH, to the Agent for payment to each Lender, in the amount of unpaid increased costs and/or taxes (if any) payable by the Borrower hereunder and owed to such Lender;

(I)       NINTH, to the Agent, all other amounts or Obligations then due under this Agreement or the other Loan Documents to the Agent, the Lenders (other than any Defaulting Lenders) or any Indemnified Person, each for the payment thereof;

(J)       TENTH, (1) first, to the Collateral Custodian, all other amounts then due under this Agreement or the other Loan Documents to the Collateral Custodian, for the payment thereof, (2) second, to the Investment Manager, all other amounts then due under this Agreement or the other Loan Documents to the Investment Manager, for the payment thereof, and (3) third, to the Servicer, all other amounts then due under this Agreement or the other Loan Documents to the Servicer, in each case, to the extent not paid pursuant to clauses SECOND and THIRD above and subject to the Expense Cap;

(K)       ELEVENTH, to the Agent, all other amounts or Obligations then due under this Agreement or the other Loan Documents to any Defaulting Lender, each for the payment thereof; and

(L)       TWELFTH, all remaining amounts to the Borrower.

In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5	Interest Rates: Rates, Payments, and Calculations.

(a)       Interest Rates. Except as provided in Section 2.5(b) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate at such time.

(b)       Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders by notice to the Borrower), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two percent (2.0%) above the Interest Rate otherwise applicable hereunder (the “Default Rate”).

(c)       Payment. Except to the extent, if any, provided to the contrary in Section 2.10 or Section 2.12, interest and all other fees payable hereunder shall be due and payable, in arrears, (i) on the first day of each month at any time that Obligations or Commitments are outstanding, and (ii) on the Maturity Date. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrower’s Loan Account, all of which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document that are charged to the Loan Account shall thereupon constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.

(d)       Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)       Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6	Cash Management.

(a)       Borrower, Servicer or Investment Manager shall, (i) establish and maintain Cash Management Services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.6(a) (each, a “Cash Management Bank”), including without limitation, the Collection Account Bank and shall request in writing and otherwise take such reasonable steps to ensure that all of Borrower’s Account Debtors (and third party payors in the case of Account Debtors with governmental and institutional payors or related administrative or paying agents under the Note Receivable Documents) forward payment of the amounts owed by them directly to the applicable Cash Management Account, (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections received in good funds (including those sent directly by their Account Debtors to Borrower) into the applicable Cash Management Account, (iii) cause all payments for each sale or other disposition of one or more Note Receivables or payment in full of one or more Note Receivables in connection with the refinancing of such Note Receivable or the sale and release of the collateral securing such Note Receivable to be made by the escrow company, title insurance company or refinancing lender or purchaser directly to the applicable Cash Management Account by wire transfer or check drawn on the account of such escrow company or title insurance company or by cashier’s check.

(b)       In the event that Borrower, the Servicer, the Investment Manager, or any of their agents or Affiliates receives any Collections in a manner other than through a deposit into the Collection Account or Cash Management Account, the Borrower, the Servicer, the Investment Manager, as applicable, shall receive all such payments in trust for the sole and exclusive benefit of Agent, and such Borrower, Servicer or Investment Manager, as applicable, shall deliver, or shall cause their agent or Affiliate to deliver, as applicable, to the Collection Account or Cash Management Account within two (2) days all such Collections in the form so received, as and when received by Borrower, the Servicer, the Investment Manager, or any of their agents or Affiliates, as applicable.

(c)       Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrower, in form and substance acceptable to Agent in its Permitted Discretion. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Bank without further consent by Borrower, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward all amounts in the applicable Cash Management Account to the Collection Account within two (2) days of receipt.

(d)       So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.6(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the establishment of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrower and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrower shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(e)       Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower may use an administrative or paying agent to service its Note Receivables, and the Borrower’s representations, warranties and covenants hereunder (including, without limitation, those set forth in this Section 2.6) shall be deemed to be satisfied if made or completed by such administrative or paying agent.

2.7       Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8       Operating Account. Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(c). Unless otherwise agreed by Agent and Borrower, any Advance requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Operating Account.

2.9       Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower shall be charged with all Advances made by Agent or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.6, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10       Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a)       Fees Under Fee Letters. As and when due and payable under the terms of (i) the Agent Fee Letter, Borrower shall pay to Agent for the account of Agent the fees set forth in the Agent Fee Letter and (ii) the Lender Fee Letter, Borrower shall pay to Agent for the account of the Lenders the fees set forth in the Lender Fee Letter.

(b)       Audit, Appraisal, and Valuation Charges. For the separate account of Agent, Borrower shall pay to or at the direction of Agent reasonable audit, appraisal, and valuation fees and charges incurred in connection with financial or collateral audits or appraisals of Borrower, or appraisals of the Collateral or any portion thereof; provided that (A) so long as no Default or Event of Default has occurred and is continuing, Borrower will not be charged for more than one (1) financial or collateral inspection, audit or appraisal during any calendar year, whether pursuant to this Agreement, and (B) so long as no Event of Default has occurred and is continuing, none of Borrower, the Originator nor the Investment Manager will be charged for an aggregate amount in excess of $40,000 for fees and charges during any calendar year covering financial or collateral inspections, audits or appraisals pursuant to this Agreement.

2.11	Capital Requirements.

(a)       If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)       If any Lender requests additional or increased costs referred to in Section 2.11(b) or amounts under Section 2.11(a) or sends a notice under Section 2.11(b) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(b) or Section 2.11(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining any Advance and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(b) or Section 2.11(a), as applicable, or to enable Borrower to obtain Advances, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.11(b) or Section 2.11(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(b) or Section 2.11(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Advances, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.12       Interest Rates. Interest Rates. Except as otherwise provided in Sections 2.5(b) and 2.11(b), interest on the Advances shall be charged at a rate equal to the lesser of (i) the Benchmark plus the Applicable Margin or (ii) the maximum rate of interest allowable by Law. The Agent shall determine Term SOFR for each Collection Period and shall provide written notice thereof to the Borrower on each Benchmark Determination Date.

2.13	Alternate Rate of Interest.

(a)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13 will occur prior to the applicable Benchmark Transition Start Date.

(b)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)       Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(d)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of Advances bearing interest at the Prime Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Prime Rate.

2.14       Increase in Facility Amount. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time from the Closing Date until the Commitment Termination Date, to increase the Facility Amount by an amount up to $175,000,000 (for a total maximum Facility Amount of $250,000,000). The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Lenders or from other Persons with the consent of the Agent (each, an “Eligible Assignee”), in each case in accordance with the terms set forth below; (ii) the Commitment of any Lender may not be increased without the prior written consent of such Lender; (iii) any increase in the Facility Amount shall be in a minimum principal amount of (x) if such increase shall be obtained from existing Lenders, $5,000,000 and (y) if such increase shall be obtained from Eligible Assignees who are not Lenders hereunder, $10,000,000; (iv) the Borrower and Lenders shall execute an acknowledgement (or in the case of the addition of a bank or other financial institution not then a party to this Agreement, a joinder agreement) in form and content satisfactory to the Agent to reflect the revised Commitments and Facility Amount (the Lenders do hereby agree to execute such acknowledgement (or joinder agreement) without delay unless the acknowledgement purports to (x) increase the Commitment of a Lender without such Lender’s consent or (y) amend this Agreement or the other Loan Documents other than as provided for in this Section 2.14); (v) the

Borrower shall execute such promissory notes as are necessary to reflect the increase in or creation of the Commitments; (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Advances (including payment of any break funding amount owing in connection therewith) as necessary to give effect to the revised commitment percentages and outstandings of the Lenders; (vii) the Borrower may solicit commitments from Eligible Assignees that are not then a party to this Agreement so long as such Eligible Assignees are reasonably acceptable to the Agent and execute a joinder agreement in form and content satisfactory to the Agent; (viii) at the Borrower’s request, the Syndication Agent may solicit one or more additional syndicate Lenders with the consent of the Borrower, (ix) the conditions set forth in Section 3.3 shall be satisfied in all material respects; (x) after giving effect to any such increase in the Facility Amount, no Default, Event of Default or Early Termination Event shall have occurred; (xi) the Borrower shall have provided to the Agent, at least thirty (30) days prior to such proposed increase in the Facility Amount, written evidence demonstrating pro forma compliance with the Asset Quality Test and compliance with the Borrowing Base after giving effect to such proposed increase, such evidence to be satisfactory in the sole discretion of the Agent. The amount of any increase in the Facility Amount hereunder shall be offered first to the existing Lenders, and in the event the additional commitments which existing Lenders are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the commitments of such existing Lenders willing to take additional commitments. If the amount of the additional commitments requested by the Borrower shall exceed the additional commitments which the existing Lenders are willing to take, then the Borrower may invite other Eligible Assignees reasonably acceptable to the Agent to join this Agreement as Lenders hereunder for the portion of commitments not taken by existing Lenders, provided that such Eligible Assignees shall enter into such joinder agreements to give effect thereto as the Agent and the Borrower may reasonably request. Unless otherwise agreed by the Agent and the Lenders, the terms of any increase in the Facility Amount shall be the same as those in effect prior to any increase; provided, however, that should the terms of the increase agreed to be other than those in effect prior to the increase, then the Loan Documents shall, with the consent of the Agent and the Lenders, be amended to the extent necessary to incorporate any such different terms.

2.15       Discretionary Sales of Note Receivables. On any Discretionary Sale Settlement Date, the Borrower shall have the right to sell or assign and the Agent shall release the Lien granted hereunder over, one or more Note Receivables, in whole but not in part (a “Discretionary Sale”), subject to the following terms and conditions and subject to the other restrictions contained herein:

(a)       any Discretionary Sale shall be made by the Borrower in a transaction (A) arranged by the Servicer (or, if a Successor Servicer shall have been appointed pursuant to the Servicing Agreement, arranged by the Borrower with the approval of the Agent) in accordance with the Servicing Standard, (B) reflecting arm’s-length market terms, (C) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or clean title to the Note Receivables that are the subject of the Discretionary Sale that are standard and customary in connection with such a sale or for which the Originator has agreed to fully indemnify the Borrower), (D) of which the Agent and the Lenders shall have received two (2) Business Days’ (or such shorter period as the Required Lenders shall consent to) written notice (such notice, a “Discretionary Sale Notice”) which notice shall provide a description of the terms of the Discretionary Sale, (E) in connection with which, no selection procedures adverse to the Lenders have been used to select the Note Receivables subject to such Discretionary Sale, and (F) if occurring after the Termination Date, which the Required Lenders shall have approved in writing (in their sole discretion);

(b)       after giving effect to the Discretionary Sale on the related Discretionary Sale Trade Date and the payment of funds from the sale into the Collection Account required under Section 2.15(d), (A) all representations and warranties of the Borrower contained in Section 5 shall be true and correct as of the Discretionary Sale Trade Date, (B) neither an Event of Default, nor a Default shall have occurred and be continuing (C) no Overadvance shall have occurred and be continuing, and, if such Discretionary Sale Trade Date takes place during the Amortization Period, following the application of the funds described in clause (d) below, the ratio of the Borrowing Base to the Daily Balance shall have been improved, and (D) if such Discretionary Sale Trade Date takes place during the Amortization Period, each component of the Asset Quality Test shall have been maintained or improved;

(c)       on the Discretionary Sale Trade Date, the Borrower and the Servicer shall be deemed to have represented and warranted that the requirements of Section 2.15(b) shall have been satisfied as of the related Discretionary Sale Trade Date after giving effect to the contemplated Discretionary Sale; and

(d)       on the related Discretionary Sale Settlement Date, the Agent shall have received into the Collection Account, in immediately available funds, an amount (i) other than as described in clause (ii) below, equal to the sum of (A) the portion of the Daily Balance to be prepaid, if any, so that the requirements of Section 2.15 shall have been satisfied as of such Discretionary Sale Settlement Date plus (B) an amount equal to all unpaid interest attributable to that portion of the Daily Balance to be paid in connection with the Discretionary Sale and (ii) in the case of a sale of any Note Receivables following the end of the Revolving Credit Availability Period, equal to the proceeds of such Discretionary Sale.

In connection with any Discretionary Sale, following receipt by the Agent of the amounts referred to in Section 2.15(d) above (receipt of which shall be confirmed by the Agent), there shall automatically be released to the Borrower (for further sale to a purchaser) without recourse, representation or warranty of any kind all of the right, title and interest of the Agent and the Lenders in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so released shall automatically be released from any Lien and the Loan Documents (subject to the requirements set forth above in this Section 2.15).

In connection with any Discretionary Sale, on the related Discretionary Sale Settlement Date, the Agent on behalf of the Lenders shall, at the Borrower’s cost and expense, (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Servicer on behalf of the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, as are determined by the Borrower or Servicer to be reasonably necessary and appropriate to release the Lien on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1       Conditions Precedent to the Closing Date and Initial Extension of Credit. The occurrence of the Closing Date and the obligation of each Lender to make or maintain any extension of credit under this Loan and Security Agreement, is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           Agent shall have received financing statements to be filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(b)           Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)	the Closing Certificates,

(ii)	the Pledge Agreement,

(iii)	the Custodial Agreement,

(iv)	each of the Agent Fee Letter and the Lender Fee Letter,

(v)	the Servicing Agreement,

(vi)	the Sub-Servicing Agreement,

(vii)	the Investment Management Agreement,

(viii)	the Master Participation Agreement, and

(ix)          a file-stamped copy of a UCC-1 financing statement naming the Originator as seller and Borrower as buyer, filed with the Delaware Secretary of State to perfect the transfer and sale of Note Receivables to Borrower from time to time pursuant to the Purchase and Contribution Agreement.

(c)           Secretary’s Certificates from the Secretary (or equivalent) of each of (a) Borrower, (b) the Originator, (c) the Servicer and (d) Investment Manager, dated as of the Closing Date, in form and substance satisfactory to Agent, certifying that (i) a copy of such Person’s Certificate of Formation and Operating Agreement or Certificate or Articles of Incorporation (as applicable) and any other Governing Documents, as well as all amendments thereto, are attached, (ii) other than as reflected by the documents delivered pursuant to (i) above, no action or proceeding for the amendment of such Person’s Governing Documents has been taken or is presently contemplated, (iii) attached is a complete and correct copy of an authorization by or resolution of such Person’s members, managers or board of directors (as applicable) authorizing such Person’s execution, delivery and performance of the Loan Agreement and the other Loan Documents to which it is a party and the transactions contemplated thereby, and (iv) a specimen signature of each manager, member or officer of such Person who is authorized to execute the Loan Documents on behalf of such Person is included and that each of such individuals is duly qualified as of the Closing Date;

(d)       Agent shall have received copies of Borrower’s, the Originator’s, the Servicer’s and Investment Manager’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Person or the Manager of such Person, as applicable;

(e)       Agent shall have received certificates of status with respect to Borrower, the Investment Manager, the Servicer and the Originator, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction;

(f)       Agent shall have received certificates of status with respect to Borrower, the Investment Manager, the Servicer and the Originator, each dated within thirty (30) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Person) in which its failure to be duly qualified could reasonably be expected to result in a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdictions;

(g)       Agent shall have received an opinion or opinions of Borrower’s, the Originator’s, and Investment Manager’s counsel in form and substance satisfactory to Agent;

(h)       Agent shall have (a) received internal credit approval and (b) completed its business, legal, and collateral due diligence, including a review of the legal structure of the Originator, Investment Manager, the Servicer, Borrower and their Affiliates, the operating and accounting systems and controls of the Originator, Investment Manager, the Servicer, and Borrower, collateral audit and review of the books and records of the Originator, Investment Manager, the Servicer, and Borrower, a review of their collateral valuation methods, verification of each of such Person’s representations and warranties to the Lender Group, and verification of third-party service providers, in each case, the results of which shall be satisfactory to Agent;

(i)       Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(j)       with respect to each Eligible Note Receivable, Agent or the Collateral Custodian shall be in possession of all of the Required Asset Documents;

(k)       Agent shall have received a Trust Receipt and Loan Schedule and Exception Report in accordance with the Custodial Agreement;

(l)       Agent shall have received and approved the Required Procedures, which Required Procedures shall be consistent with those previously represented to Agent and shall be acceptable to Agent in its Permitted Discretion;

(m)       Agent’s counsel shall have received and reviewed all standard documentation evidencing, governing, securing and guaranteeing Note Receivables, and been satisfied such documentation provides Borrower and Agent with appropriate rights and remedies to enforce any necessary collection actions with respect to such Note Receivables;

(n)       Agent shall have received evidence satisfactory to Agent either that any Person having a Lien (except for Permitted Liens, if any) with respect to the assets of Borrower shall have released such Lien or that such Lien shall be automatically terminated upon the funding of the Advances to be made on the Closing Date;

(o)       Borrower, the Originator, the Servicer and Investment Manager shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower, the Originator or Investment Manager of the Loan Documents or with the consummation of the transactions contemplated thereby;

(p)       Agent shall have received evidence satisfactory to Agent that as of the date of, and after giving effect to, the initial Advance, the Originator has raised a minimum of

$50,000,000 in committed equity capital;

(q)       Agent shall have received and reviewed a copy of the finalized disaster recovery plan for the Originator, the Servicer and Investment Manager’s, the results of which shall be satisfactory to Agent;

(r)       Agent shall have received copies of the most recent financial statements of the Originator and the Investment Manager;

(s)       All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent; and

(t)       The conditions precedent set forth in Section 3.3.

3.2	[Reserved].

3.3       Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder), including the initial Advance, shall be subject to the following conditions precedent:

(a)       the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)       no Early Termination Event, Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)       no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such Advance shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their respective Affiliates;

(d)       no Material Adverse Change shall have occurred,

(e)       on or before the day preceding the date of such Advance, Borrower shall have delivered to the Collateral Custodian each of the Required Asset Documents with respect to each Note Receivable to be acquired or funded with any portion of such Advance; provided that if Borrower is funding the acquisition of such Note Receivable with the proceeds of Advances being requested with respect to such Note Receivable, then this condition shall be satisfied if the Collateral Custodian and Agent are in possession of .pdf copies of each of the Required Asset Documents and any originals (solely to the extent they exist and are required to be delivered as originals pursuant to the terms hereof) are delivered to the Collateral Custodian promptly in accordance with the Custodial Agreement;

(f)       before and after giving effect to such Advance, the Lender Group (or any member thereof) shall not have made more than two (2) Advances during such calendar week;

(g)       before and after giving effect to such Advance and to the application of proceeds therefrom the Asset Quality Test shall be satisfied, as calculated on such date;

(h)       before and after giving effect to such Advance and to the application of proceeds therefrom, the Minimum Equity Requirement shall be maintained;

(i)       before and after giving effect to such advance and to the application of proceeds therefrom, (a) the lesser of (i) the Borrowing Base and (ii) the Facility Amount shall be equal to or greater than (b) the outstanding Advances;

(j)       the end of the Revolving Credit Availability Period shall not have occurred (other than with respect to a Post-Termination Revolving Note Receivable Funding); and

(k)       Agent shall have received a current Borrowing Base Certificate.

3.4       Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date and ending at the conclusion of the Amortization Period (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5       Effect of Termination. On the Maturity Date or earlier termination of this Agreement in accordance with its terms, all Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge Borrower or any of its Affiliates of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.6       Early Termination of Commitments by Borrower. Borrower has the option, at any time upon ten (10) Business Days prior written notice to Agent (or such lesser period as may be acceptable to the Required Lenders), to terminate this Agreement and terminate the Commitments hereunder (if still in effect) by repaying to Agent, for the benefit of the Lender Group, all of the Obligations in full, together with all sums payable under the Agent Fee Letter and the Lender Fee Letter, including, without limitation, the Prepayment Make-Whole Amount, if any, associated with such termination; provided, however, no Prepayment Make-Whole amount shall be due as a result of (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure by Agent or Lenders and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding of Borrower, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding of Borrower.

4.	CREATION OF SECURITY INTEREST.

4.1	Grant of Security Interest.

Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising out of the Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Discretionary Sales, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2       Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral other than Note Receivables previously delivered to and being held by the Agent or the Collateral Custodian, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto to Agent or the Collateral Custodian. All Note Receivables shall be delivered to Agent or the Collateral Custodian pursuant to this Agreement, the Custodial Agreement and the

Servicing Agreement to hold for the benefit of Agent and Lenders, duly endorsed in blank or as follows on the back of the signature page thereof or on a separate allonge affixed thereto:

“Pay to the Order of __________________________________, without recourse

[BORROWER]

By:

Name:

Its: [Authorized Person].”

4.3          Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower and makers of Note Receivables that the Accounts, Note Receivables, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, (b) cause a replacement servicer to take possession of, and collect, Borrower’s Accounts, or (c) collect Borrower’s Accounts, Note Receivables, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its Collections that it receives and immediately will deliver such Collections to the Servicer pursuant to the Servicing Agreement or, at the request of Agent, to Agent in their original form as received by Borrower.

4.4          Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)       Borrower authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, including, without limitation, any such financing statement describing such property as “All assets of the Debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” or words of similar meaning, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

(b)       If Borrower acquires any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within fifteen (15) days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Agent, pursuant to which Borrower shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)       At any time upon the request of Agent, Borrower shall execute or deliver to Agent any and all fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrower (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Borrower shall (i) provide Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that shall not register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides Agent with written notice of its intent to register such copyrights not less than thirty (30) days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Agent a copyright security agreement in form and substance satisfactory to Agent, supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration.

Borrower hereby assigns to Agent any and all rights of Borrower to access any and all storage facilities where any Collateral or information relating to Collateral may be stored and Borrower hereby authorizes Agent, at any time after the occurrence and during the continuation of an Event of Default, to enter upon any such storage facilities and remove any contents thereof in connection with Agent’s exercise of its remedies hereunder.

4.5       Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) in coordination with the Borrower, send requests or make telephone inquiries for verification of Borrower’s Accounts or Note Receivables, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower’s Accounts, Note Receivables, chattel paper, or General Intangibles directly with Account Debtors or makers of Note Receivables, for amounts and upon terms that Agent determines to be reasonable, in Agent’s Permitted Discretion, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6       Right to Inspect and Verify. Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, and so long as no Event of Default has occurred and in continuing, upon reasonable notice to Borrower and during normal business hours

(i) to inspect the Books and make copies or abstracts thereof, (ii) to communicate directly with any and all Account Debtors and makers of Note Receivables to verify the existence and terms thereof, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; and Borrower shall permit any designated representative of Agent to visit and inspect any of the properties of the Borrower to inspect and to discuss its finances and properties and Collateral, upon reasonable notice and at such reasonable times during normal business hours; provided that (A) so long as no Event of Default has occurred and is continuing, Borrower will not be charged for more than one (1) financial or collateral inspection, audit or appraisal during any calendar year, and (B) so long as no Event of Default has occurred and is continuing, none of Borrower, the Originator nor the Investment Manager will be charged for an aggregate amount in excess of $40,000 for fees and charges during any calendar year covering financial or collateral inspections, audits or appraisals pursuant to this Agreement.

4.7       [Reserved].

4.8       Servicing of Note Receivables. Until such time as Agent shall notify the Borrower of the revocation of such right after the occurrence and during the continuation of an Event of Default or Servicer Termination Event, the Borrower (a) shall, at its own expense (including through the application of available funds pursuant to Section 2.4), cause the Servicer to service all of the Note Receivables, including, without limitation, (i) the billing, posting and maintaining complete records applicable thereto, and (ii) taking of such action with respect to the Note Receivables as the Borrower may deem advisable, and (b) may grant, in the ordinary course of business, to any maker of a Note Receivable, any adjustment to which such maker may be lawfully entitled, and may take such other actions relating to the settling of any such maker’s claims as may be commercially reasonable, but in each case in accordance with the Servicing Standard and the Credit and Collection Policies and Procedures. Agent may, at its option, at any time or from time to time, after the occurrence and during the continuation of an Event of Default or Servicer Termination Event hereunder, revoke the collection and servicing rights given to Borrower herein by giving notice to Borrower in accordance with the terms of the Servicing Agreement.

4.9       Borrower’s Perfection. Borrower represents to the Lender Group that: (a) all necessary financing statements and (b) all related financing statement amendments or assignments in order to cause Borrower to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as may be required to perfect and protect in favor of Borrower all security interests, liens and rights evidenced by all Note Receivable Documents (other than registration as a lienholder on certificates of title relating to vehicles) with respect to all personal property securing Borrower’s Note Receivables existing as of the Closing Date, and that such filings remain effective as of the Closing Date. Unless otherwise expressly agreed by Agent,

Borrower covenants that it will take all action necessary to maintain the effectiveness of such filings so long as Borrower has any commitment to extend credit under such Note Receivable or any sum remains owing under such Note Receivable. Agent is authorized to file any UCC-3 statements of continuation, assignment or amendment as it may determine in its Permitted Discretion to be necessary to enable it to protect and maintain Agent’s Liens in Collateral. Borrower represents to the Lender Group that all filings and recordations, and all related assignments, with respect to Note Receivables acquired by Borrower after the Closing Date have been and will be filed or recorded in all jurisdictions as may be required to perfect and protect in favor of Borrower all of Borrower’s liens or interests evidenced by Note Receivable Documents acquired by Borrower after the Closing Date, and that Borrower will take all action necessary to maintain the effectiveness of such filings so long as Borrower has any commitment to extend credit under such Note Receivable or any sum remains owing under such Note Receivable.

4.10	[Reserved].

4.11	Release of Note Receivables.

(a)       When a Note Receivable that is in the possession of Agent or the Collateral Custodian is repaid in its entirety, Agent shall return or shall authorize the Collateral Custodian to return such Note Receivable and any related original Required Asset Documents to Borrower to facilitate its payment and Agent shall release Agent’s Liens in such Note Receivable and any Related Property promptly upon receipt of the final payment relating to such Note Receivable.

(b)       When a Note Receivable is sold by Borrower in accordance with the terms of this Agreement, Agent shall release Agent’s Liens in such Note Receivable and any Related Property and if such Note Receivable or any related original Required Asset Documents are in the possession of Agent or the Collateral Custodian, Agent shall transfer or shall authorize the Collateral Custodian to transfer such Note Receivable and such related original Required Asset Documents to the purchaser thereof or as otherwise directed by such purchaser against payment of the agreed amount therefor.

(c)       In the event Borrower’s collateral assignment to Agent of any mortgage and loan documents relating to a Note Receivable has been recorded and such Note Receivable is (i) repaid in its entirety, (ii) sold by Borrower in accordance with the terms of this Agreement or (iii) in default and Borrower is commencing foreclosure proceedings against the Note Receivable Collateral securing such Note Receivable, then Agent shall, at Borrower’s sole expense, execute a reassignment or release of such mortgage and loan documents for the benefit of Borrower on forms prepared by Borrower and acceptable to Agent in its Permitted Discretion.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of the Borrower, the Servicer, the Originator and the Investment Manager (or, with respect to Sections 5.28 through 5.32, solely the Investment Manager) makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1       No Encumbrances. Borrower has good and indefeasible title to, or a valid leasehold interest in, its personal property assets and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2       Eligible Note Receivables. As to each Note Receivable that is identified by Borrower as an Eligible Note Receivable in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such certificate: (a) such Note Receivable is a bona fide existing payment obligation of the maker of such Note Receivable created in the ordinary course of business by the Originator or an Approved Third-Party Originator, (b) such Note Receivable has been transferred to Borrower by sale or contribution and is now owed to Borrower, (c) such Note Receivable is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Note Receivables, (d) the original amount of, the unpaid balance of, and the amount and dates of payments on such Note Receivable shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct, (e) Borrower has no knowledge of any fact (which shall not include general economic conditions) which is reasonably likely to impair the collectability of such Note Receivable, (f) such Note Receivable is subject to a first-priority security interest in favor of Agent, (g) [reserved], and (h) since delivery to Agent, such Note Receivable has not been amended nor any material requirements relating thereto waived without the prior written consent of Agent, other than an extension, modification or waiver in accordance with the Required Procedures then in effect. The portfolio of Note Receivables held by Borrower, as opposed to the Originator or any other Subsidiary or Affiliate of the Originator, has not been selected in a manner adverse to Borrower or the Lender Group.

5.3       [Reserved].

5.4       Location of Collateral. The Borrower Collateral (other than the Collateral in the possession of Agent or the Collateral Custodian) is not stored with a bailee, warehouseman, or similar party; provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, with Servicer or in a public warehouse, access to which has been assigned by Borrower to Agent.

5.5       Records. Borrower keeps complete, correct and accurate, in all material respects, records of the Note Receivables owned by Borrower and all payments thereon.

5.6       State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)       The jurisdiction of organization of the Originator, the Servicer, Investment Manager, Borrower and each of their respective Subsidiaries is set forth on Schedule 5.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement).

(b)       The chief executive office of the Originator, Investment Manager, Borrower and each of their respective Subsidiaries is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement).

(c)       The organizational identification numbers and federal employer identification numbers, if any, of the Originator, Investment Manager, Borrower and each of their respective Subsidiaries are identified on Schedule 5.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement).

(d)       As of the Closing Date, Borrower does not hold any commercial tort claims.

5.7	Due Organization and Qualification; Subsidiaries.

(a)       Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could reasonably be expected to result in a Material Adverse Change.

(b)       Set forth on Schedule 5.7(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement) is a complete and accurate description of (i) the authorized capital Stock of Borrower, by class, and, a description of the interests of each such class that are issued and outstanding as of the Closing Date and at all times thereafter. Other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any capital Stock of Borrower, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)       Set forth on Schedule 5.7(c) is a complete and accurate list of the Originator’s direct and indirect Subsidiaries as of the Closing Date, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Originator. The Borrower does not and will not, at any time, have any direct or indirect Subsidiaries.

(d)       Except as set forth on Schedule 5.7(c), there are no subscriptions, options, warrants, or calls relating to any shares of capital Stock of Borrower, including any right of conversion or exchange under any outstanding security or other instrument.

5.8	Due Authorization; No Conflict.

(a)       The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b)       The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than under this Agreement and the other Loan Documents, or (iv) require any approval of the holders of Borrower’s Stock or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)       Other than the filing of financing statements, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.

(d)       This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)       The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.9       Litigation. As of the Closing Date there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened, against Borrower, the Originator or the Investment Manager. There are no actions, suits, or proceedings pending or, to the actual knowledge of Borrower, threatened, against Borrower, the Originator, the Servicer or Investment Manager, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. No event has occurred and is continuing which constitutes an Event of Default.

5.10       No Material Adverse Change. All financial statements relating to the Originator, the Investment Manager or Borrower and their respective Subsidiaries that have been delivered by the Originator, the Investment Manager or Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of the Originator, the Investment Manager, Borrower, and their respective Subsidiaries as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower, the Originator or the Investment Manager, since the date of the latest audited consolidated annual financial statements submitted to the Lender Group for such Person (or, in the case of Borrower, for the Originator) pursuant to Section 6.3.

5.11	Fraudulent Transfer.

(a)       Borrower is Solvent.

(b)       No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.12       Employee Benefits. None of Borrower or any of its ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13       [Reserved].

5.14       Brokerage Fees. Neither Borrower nor any of its Affiliates has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement, and any brokerage commission or finders fee payable in connection herewith shall be the sole responsibility of Borrower or its Affiliates.

5.15       Intellectual Property. Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee, other than shrink wrap and other similar licenses generally available to the public.

5.16       [Reserved].

5.17       [Reserved].

5.18       Complete Disclosure. All factual information (taken as a whole), including reports all information contained in the Schedules hereto or in the other Loan Documents, Borrowing Base Certificates, Compliance Certificates, financial statements, books, and records, furnished by or on behalf of the Originator, the Servicer, Investment Manager, Borrower or their respective Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Originator, the Servicer, the Investment Manager, Borrower or their respective in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. Each of the financial statements furnished to Agent by the Borrower or the Originator on or after December 31, 2024, were prepared in accordance with GAAP, consistently applied, in the case of any audited financial statements, as determined by a nationally recognized firm of independent certified public accountants acceptable to Agent, and present fairly, in all material respects, the Borrower's, the Originator’s and the Investment Manager’s, as applicable, financial condition as of the date thereof and results of operations for the period then ended. Each of the financial statements hereby certifies that there have been no Material Adverse Changes, since the date of such statements, and there are no known contingent liabilities not provided for or disclosed in such statements.

5.19       Indebtedness. There is no Indebtedness of the Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date.

5.20       Compliance. The standard forms and documents evidencing and executed in connection with Note Receivables and all actions and transactions by Borrower in connection therewith comply in all material respects with all applicable laws. Such standard forms and documents are commensurate with forms and documentation used by prudent lenders in the same or similar circumstances as Borrower, and, without limiting the foregoing, are sufficient to create valid, binding and enforceable obligations of each Account Debtor named therein.

5.21       Servicing and Sub-Servicing.

(a)       Borrower has entered into the Servicing Agreement, pursuant to which Borrower has engaged the Servicer, as the initial Servicer and as Borrower’s agent, to monitor and manage the Note Receivables as provided by the Servicing Agreement, subject to this Agreement. The Servicer has, and any replacement Servicer proposed by Borrower will have, the requisite knowledge, experience, expertise and capacity to service the Note Receivables. Borrower and the Servicer are in compliance with the Servicing Agreement.

(b)       Borrower has entered into the Sub-Servicing Agreement, pursuant to which Borrower has engaged the Sub-Servicer as the initial Sub-Servicer, to enforce and collect the Note Receivables as provided by the Sub-Servicing Agreement, subject to this Agreement. The Sub-Servicer has, and any replacement Sub-Servicer proposed by Borrower will have, the requisite knowledge, experience, expertise and capacity to service the Note Receivables. Borrower and the Sub-Servicer are in compliance with the Sub-Servicing Agreement.

5.22       Permits, Licenses, Etc. Each of Borrower, the Originator, the Servicer and Investment Manager, has, and is in compliance in all material respects with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and the Real Property currently owned, leased, managed or operated, or to be acquired, by such Person, except for such permits, licenses, authorizations, approvals, entitlements and accreditations the absence of which could not reasonably be expected to result in a Material Adverse Change. To Borrower’s knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, the loss of which could reasonably be expected to result in a Material Adverse Change, and, to Borrower’s knowledge, there is no claim that any thereof is not in full force and effect.

5.23       Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Note Receivable Document or any Loan Document to violate any regulation of the Federal Reserve Board.

5.24       Government Regulation. Borrower is not required to register as an investment company under the Investment Company Act of 1940 and is not subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Borrower is not a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. The business and other activities of the Borrower, including but not limited to, the making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents to which the Borrower is a party do not now and will not at any time result in any violations, with respect to the Borrower, of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

5.25       Sanctions; Anti-Corruption.

(a)       None of Borrower, or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of Borrower is an individual or entity (“person”) that is, or is owned by persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, members states implementing United Nations Security Council Resolutions imposing sanctions, members of the European Union implementing EU sanctions, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, as of the Closing Date, Belarus, the Crimea Region of the Ukraine, Cuba, the so called Luhansk and Donetsk Peoples’ Republics, Iran, North Korea, and Syria).

(b)       Borrower and its directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law, in all material respects. No part of the proceeds of the loans made hereunder will be used by Borrower or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FPCA.

5.26       Patriot Act; Amendments to the International Emergency Economic Powers Act and the Bank Secrecy Act. To the extent applicable, Borrower is in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”) as it amended the International Emergency Economic Powers Act and the Bank Secrecy Act. Both statutes have been amended multiple times since 2001.

5.27       Taxes. The Borrower, the Originator and the Originator’s Subsidiaries have filed or caused to be filed all federal and state income and other material Tax returns required to be filed by them. The Borrower, the Originator, and the Originator’s Subsidiaries have paid all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, the Originator, or the Originator’s applicable Subsidiary, as applicable), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge. For U.S. federal income tax purposes, the Borrower is (i) disregarded as an entity separate from its owner and its owner is a United States person as defined by IRC Section 7701(a)(30) and (ii) has not made an election under United States Treasury Regulations Section 301.7701-3 and is not otherwise treated as an association taxable as a corporation.

5.28       The Investment Manager is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and to transact the business in which it is currently engaged, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the performance of the Loan Documents to which it is a party would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the ability of the Investment Manager to perform in any material respect its obligations under the Loan Documents to which it is a party.

5.29       The Investment Manager has full power and authority to execute and deliver the Loan Documents to which it is a party and to perform all of its obligations required thereunder, and has taken all necessary action to authorize such Loan Documents on the terms and conditions thereof and the execution and delivery of such Loan Documents and the performance of all obligations required thereunder. No consent of any other Person, including, without limitation, members and creditors of the Investment Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required by the Investment Manager or any Affiliate thereof in connection with such Loan Documents or the execution, delivery, performance, validity or enforceability of such Loan Documents or the obligations imposed on the Investment Manager thereunder other than those which have been obtained or made, except where the failure to obtain or make the same could not reasonably be expected to have a material adverse effect on the ability of the Investment Manager to perform in any material respect its obligations under such Loan Documents. Each Loan Document to which it is a party has been executed and delivered by an authorized officer of the Investment Manager, and each such Loan Document constitutes the valid and legally binding obligations of the Investment Manager enforceable against the Investment Manager in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Investment Manager and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

5.30       The execution, delivery and performance of the Loan Documents to which it is a party will not violate any provision of any existing law or regulation binding on the Investment Manager (except that no representation is made herein with respect to the requirements of state securities laws or regulations), or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Investment Manager, or the Governing Documents of, or any securities issued by, the Investment Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Investment Manager is a party or by which the Investment Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Investment Manager or which would have a material adverse effect on its ability to perform its obligations under the Loan Documents to which it is a party.

5.31       There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the actual knowledge of the Investment Manager, threatened, that, if determined adversely to the Investment Manager, would have a material adverse effect upon the performance by the Investment Manager of its duties under the Loan Documents.

5.32       The Investment Manager is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, and the Investment Manager agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of the Loan Documents.

6.	AFFIRMATIVE COVENANTS.

Each of Borrower, the Originator, the Servicer and Investment Manager (together, the “Covenant Parties”), as specified below, covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, such Person, as applicable, shall do all of the following:

6.1       Accounting System. The Investment Manager and the Servicer shall maintain a system of accounting that enables the Investment Manager and the Servicer to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower also shall keep a reporting system that shows all additions, fees, payments, claims, and write-downs with respect to the Note Receivables.

6.2       Collateral Reporting. Borrower or Servicer shall provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Promptly after occurrence	(a) notice of all claims, offsets, or disputes asserted in writing by Account Debtors with respect to any of Borrower’s Note Receivables;
Two (2) Business Days prior to the date of each Advance and at least monthly (not later than the second (2nd) Business Day prior to each Remittance Date)	(b) a Borrowing Base Certificate which includes (i) a Borrowing Base Report, (ii) detail regarding Note Receivables that are not Eligible Note Receivables, (iii) Borrower’s Internal Risk Rating for each Note Receivable and (iv) detail regarding Borrower’s compliance with the Asset Quality Tests;

Monthly (not later than the second (2nd) Business Day prior to each Remittance Date), calculated or determined as of the last day of the preceding month	(c) the Data Tape; (d) a summary report of categories of non-Eligible Note Receivables; (e) Borrower’s credit watch list;
(f) a schedule listing all Note Receivables that have been modified during the preceding calendar quarter, including information regarding the exact nature of any modifications sufficient for Agent to determine whether such modifications affect the status of any Eligible Note Receivables;
(g) a schedule listing all Collections and proposed distributions of cash;
(h) a Borrowing Base Certificate, after giving effect to all of the distributions and payments to be made on the next Remittance Date.
Quarterly (not later than forty-five (45) days after the end of each calendar quarter	(i) a report, which includes (i) the Cash Runway Analysis and (ii) for all Note Receivables, (A) Account Debtor status, (B) current actual and effective cash out, net exposure, enterprise value, method of determination and date of determination, and (C) the ratio of enterprise value to debt;
Promptly upon request by Agent	(j) a summary aging, by vendor, of Borrower’s accounts payable and any book overdraft;
(k) such other reports as to the Collateral, or the financial condition of Borrower, as Agent may reasonably request, including but not limited to any investment committee memos with respect to an Account Debtor or the applicable Note Receivable.

In connection with the foregoing reports, (i) Borrower shall maintain and utilize accounting and reporting systems acceptable to Agent in its Permitted Discretion and (ii) to the extent required by Agent, an Authorized Person or other representative acceptable to Agent will meet with Agent from time to time as requested by Agent to review and discuss all Note Receivables then owned by Borrower.

6.3       Financial Statements, Reports, Certificates. Each Covenant Party, as applicable, shall deliver to Agent, with copies to each Lender:

(a)           as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Originator and Investment Manager,

(i)       an unaudited consolidated balance sheet, income statement and statement of cash flow covering such Person’s and its Subsidiaries’ operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year; and,

(ii)       a Compliance Certificate demonstrating in reasonable detail such Person’s compliance at the end of such period with the applicable financial and portfolio covenants contained therein that are measured as of the end of the quarter then ended;

(b)           as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower and the Originator,

(i)       consolidated annual financial statements of the Originator and its Subsidiaries for such fiscal year, audited by Ernst & Young or other independent certified public accountants reasonably acceptable to Agent and certified by such accountants to have been prepared in accordance with GAAP, together with any accountants’ letter to management in connection therewith;

(ii)       consolidating financial statements of the Originator and its Subsidiaries for such fiscal year, prepared by the Originator based on its audited consolidated financial statements for such year, in form acceptable to Agent in its Permitted Discretion; and

(iii)       a Compliance Certificate demonstrating in reasonable detail Borrower’s and the Originator’s compliance at the end of such period with the applicable financial and portfolio covenants contained therein;

(c)           as soon as available, but in any event within one ninety (90) days after the end of each fiscal year of the Investment Manager, (i) consolidated annual financial statements of the Investment Manager and its Subsidiaries for such fiscal year, prepared in accordance with GAAP; and (ii) a Compliance Certificate demonstrating in reasonable detail Servicer’s calculation of the applicable financial and portfolio covenants contained therein;

(d)           if and when filed by Borrower or the Originator;

(i)       Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)       any other filings made by Borrower or the Originator with the SEC,and

(iii)       copies of Borrower’s or the Originator’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service (but only to the extent that Borrower or the Originator is treated other than as a disregarded entity for federal income tax purposes),

(e)           promptly notify Agent of the following regarding each Note Receivable and Note Receivable Collateral which secures such Note Receivable:

(i)       the occurrence of any event which could reasonably be expected to materially impair the prospect of payment of such Note Receivable;

(ii)       the sending by Servicer or Borrower of any notice of default, recordation by Servicer or Borrower of any notice of foreclosure and the date of any scheduled foreclosure sale thereon, or filing by Servicer or Borrower of any lawsuit (including case number and court) on a Note Receivable or related Note Receivable Collateral;

(iii)       the consummation of any foreclosure sale or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, and deliver to Agent true and complete copies of all documentation executed in respect thereof (in the case of notices, postings and the like, and in the case of deeds, bills of sale or retention of collateral transactions, all documents related to consummation of such transaction or transfer of such property); and

(iv)       the receipt by the Investment Manager, the Servicer or Borrower of a notice by any Person of (x) a default with respect to any agreement evidencing or governing a Lien on any Note Receivable Collateral or (y) any foreclosure sale with respect to any Note Receivable Collateral;

(f)           promptly, but in any event within three (3) Business Days after an Authorized Person has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

(g)           promptly after the commencement thereof, but in any event within five (5) Business Days after the service of process with respect thereto on Borrower, the Originator, the Servicer, the Sub-Servicer or Investment Manager, notice of all actions, suits, or proceedings brought by or against Borrower, the Originator, the Servicer, the Sub-Servicer or Investment Manager before any Governmental Authority which, if determined adversely to Borrower, the Originator, the Servicer, the Sub-Servicer or Investment Manager, could reasonably be expected to result in a Material Adverse Change, and

(h)           upon the request of Agent, any other information reasonably requested relating to the financial condition of Borrower, the Originator, the Servicer, the Sub-Servicer or Investment Manager.

In addition, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis to the extent required by this Section 6.3, and agrees that Borrower will not have a fiscal year different from that of the Originator or Investment Manager. Borrower also agrees to cooperate with Agent to allow Agent to (A) audit Borrower, the Originator and, at its sole expense, the Investment Manager and (B) consult with its and each such other Person’s independent certified public accountants if Agent reasonably requests the right to do so. In such connection, Borrower authorizes the Originator and the Investment Manager to authorize, its independent certified public accountants to communicate with Agent and to release to Agent whatever financial information concerning such Person as Agent reasonably may request.

6.4       Notices Regarding Authorized Persons or Servicing and Accounting Staff. Each Covenant Party, as applicable, shall provide Agent with (a) notice promptly (and in any case within five (5) Business Days) if any Authorized Person of Borrower, the Servicer, the Originator or the Investment Manager ceases to continue to hold such position, and (b) notice promptly (and in any case within five (5) Business Days) if more than thirty percent (30%) of the employees of Borrower the Servicer, the Originator or the Investment Manager involved in the servicing of and accounting for the Note Receivables cease, within any period of sixty (60) days to continue to hold such positions.

6.5       Collection of Note Receivables. (a) Subject to Section 4.8, Borrower and/or Servicer shall use commercially reasonable efforts, at Borrower’s sole cost and expense (including through the application of available funds pursuant to Section 2.4), in accordance with industry standards and applicable laws, to promptly and diligently collect and enforce payment of all Note Receivables to the extent that it is commercially reasonable to do so and in a commercially reasonable manner, and defend and hold Lender Group harmless from any and all loss, damage, penalty, fine or expense arising from such collection or enforcement, (b) in accordance with the Required Procedures, maintain at its chief executive office, and, upon the request of Agent, make available to Agent copies of its Note Receivables and all related documents and instruments, and all files, certificates, correspondence, appraisals, computer programs, accounting records and other information and data relating to the Collateral, and (c) permit Agent or its representatives to discuss with Borrower’s officers or with appraisers furnishing appraisals of property securing any Note Receivable the procedures for preparation, review and retention of, and to review and obtain copies of, such appraisals.

6.6       Maintenance of Properties. Each Covenant Party shall maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

6.7       Taxes. Each Covenant Party, as applicable, shall (a) Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, the Originator or any of their Subsidiaries or assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest or the failure to pay such tax could not reasonably be expected to result in a Material Adverse Change and (b) file or cause to be filed all federal and state income and other material Tax returns required to be filed by Borrower, the Originator or any of their Subsidiaries. Subject to Permitted Protests, Borrower, the Originator and their Subsidiaries will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, except to the extent that the failure to pay such tax could not reasonably be expected to result in a Material Adverse Change, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower, the Originator or their applicable Subsidiary, as applicable, has made such payments or deposits. The Borrower shall at all times maintain its status as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

6.8	Insurance.

(a)       Borrower shall maintain general liability insurance, as well as insurance against fraud, larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days (or ten (10) days in the case of nonpayment of premium) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever. Borrower shall also ensure that Servicer maintains similar insurance coverages for the benefit of Borrower under the Servicing Agreement.

(b)       Borrower shall give Agent prompt notice of any loss covered by such insurance. Borrower shall use commercially reasonable efforts to collect any claims under any such insurance policies and shall give Agent prompt notice of any material development with respect to such claim, including any proposed compromise or settlement of such claim. After the occurrence and during the continuation of an Event of Default, Agent shall have the exclusive right to give notice of, adjust and compromise claims under any such insurance policies, in accordance with Agent’s Permitted Discretion. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies), shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c)       Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.9          Location of Collateral. Keep the Collateral only at the Agent or at the Collateral Custodian in the case of Note Receivables.

6.10       Compliance with Laws. The Covenant Partiers shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11       Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12       Existence. Each of Originator and Borrower shall at all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to their businesses. Borrower acknowledges that the Lender Group is entering into the Loan Documents in reliance upon Borrower’s identity as a separate legal entity from each of its Affiliates. From and after the Closing Date, Borrower shall conduct its own business in its own name and take all reasonable steps, including, without limitation, all steps that Agent may from time to time reasonably request, to maintain Borrower’s identity and existence as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of its Affiliates. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower shall:

(a)       except to the extent otherwise permitted by Sections 7.10 or 7.13 of this Agreement, conduct all transactions with its Affiliates strictly on an arm’s-length basis and allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between such Affiliates and Borrower on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(b)       observe all limited liability company formalities as a distinct entity, and ensure that all actions relating to the dissolution or liquidation of Borrower or the initiation or participation in, acquiescence in, or consent to any bankruptcy, insolvency, reorganization, or similar proceeding involving Borrower, are duly authorized by unanimous vote of its directors;

(c)       maintain accurate and separate books, records and accounts, and maintain Borrower’s books separate from those of its Affiliates and otherwise readily identifiable as its own assets rather than assets of its Affiliates;

(d)       except as herein specifically otherwise provided, not commingle funds or other assets of Borrower with those of its Affiliates and not maintain bank accounts or other depository accounts to which Borrower is an account party, into which Borrower makes deposits or from which Borrower has the power to make withdrawals; and

(e)       not permit Borrower to pay or finance any of its Affiliates’ operating expenses not properly allocable to Borrower.

6.13       Cash Management Agreement. On or prior to the BDC Transition Date, Borrower, the Originator, U.S. Bank National Association and the Agent shall enter into a Cash Management Agreement, in form and substance reasonably acceptable to Agent and such Cash Management Agreement shall address the cash management of all Collections.

6.14       Disclosure Updates. Promptly and in no event later than five (5) Business Days after an Authorized Person obtains knowledge thereof, notify Agent if any written information, exhibit, or report (when taken as a whole) furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

6.15       Formation of Subsidiaries. Not form or acquire any Subsidiary of Borrower on or after the Closing Date without the prior written consent of Agent, and at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date with the prior written consent of the Agent, Borrower shall, if and to the extent required by Agent, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, if requested by Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16       Required Asset Documents. Immediately upon receipt (but in no event later than five (5) Business Days after the funding of the related Advance), deliver to Agent or the Collateral Custodian all of the Required Asset Documents related to such Note Receivable.

6.17       Investment Management Agreement. Investment Manager shall promptly provide Agent with true and complete copies of all notices sent or received by Investment Manager under the Investment Management Agreement.

6.18       Control Agreements. Within thirty (30) days of the Closing Date, the Borrower, the Collection Account Bank, and the Agent shall enter into Control Agreements with respect to the Collection Account and the Operating Account, which Control Agreements shall be in form and substance reasonably satisfactory to the Agent.

6.19       Servicing Agreement. Servicer shall promptly provide Agent with true and complete copies of all notices sent or received by Servicer under the Servicing Agreement.

6.20       Sanctions; Anti-Corruption Laws. Each Covenant Party shall maintain, and cause each of its Subsidiaries (if applicable) to maintain, written policies and procedures designed to promote compliance by such Covenant Party and its directors, officers, employees and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

6.21       Custodial Agreement. On or prior to the BDC Transition Date, Borrower, U.S. Bank National Association and the Agent shall enter into a Custodial Agreement, in form and substance reasonably acceptable to Agent.

6.22       Collections. Each of the Investment Manager, the Originator and Servicer shall instruct all Account Debtors to make all payments directly into the Collection Account; provided, that any payment received into an account other than the Collection Account shall be deposited into the Collection Account promptly but in no event later than two (2) Business Days after receipt thereof.

7.	NEGATIVE COVENANTS.

Each of the Borrower, the Servicer and the Originator (and also the Investment Manager as to Sections 7.3, 7.6, 7.8, 7.11 and 7.17) covenants and agrees that, until termination of all of the Commitments and full and final payment of the Obligations, Borrower, the Servicer and the Originator and the Investment Manager, as applicable, will not do any of the following:

7.1       Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)       Indebtedness evidenced by this Agreement and the other Loan Documents,

(b)       Subordinated Debt,

(c)       other Indebtedness set forth on Schedule 5.19,

(d)       refinancings, renewals, or extensions of Indebtedness permitted under clause (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is non-recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and

(e)       endorsement of instruments or other payment items for deposit.

7.2       Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of the Borrower Collateral or any equity interests in the Borrower, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3	Restrictions on Fundamental Changes.

(a)       Enter into any merger, consolidation, reorganization, or recapitalization, or amend in any material respect any of its Governing Documents as in effect on the Closing Date except in connection with the BDC Reorganization.

(b)       Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)       Suspend or go out of a substantial portion of its or their business.

(d)       Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, other than through Discretionary Sales.

7.4       Disposal of Assets. Other than Discretionary Sales, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Borrower’s assets.

7.5       Change Name. Change Borrower’s name, organizational identification number, state of organization or organizational identity; provided, however, that Borrower may change its name upon at least thirty (30) days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

7.6       Nature of Business. Make any material change in the nature of its or their business, or acquire any properties or assets that are not reasonably related to the conduct of such business activities. Without limiting the generality of the foregoing, Originator shall not cause the portfolio of Note Receivables held by Borrower, as opposed to the Originator or any other Subsidiary or Affiliate of the Originator, to be selected in a manner adverse to Borrower or Agent.

7.7       Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(d), or a Restricted Payment or other payment permitted by Section 7.10,

(a)       acquire any Indebtedness of Borrower, other than the Obligations in accordance with this Agreement, make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning any Subordinated Debt or any Indebtedness permitted under Sections 7.1(c) or (d), except as permitted by Section 7.1(d).

7.8	Financial Covenants. Permit, at the end of any fiscal quarter:

(a)       the Investment Manager’s Tangible Net Worth to be less than the sum of (i) $2,500,000, (ii) 25% of its net income and (iii) 75% of its additional paid-in capital following the Closing Date;

(b)       the Investment Manager’s consolidated net earnings (or loss), plus, to the extent deducted in determining net income, the sum of amounts attributable to amortization and any unpaid dividends, interest expense and share-based payments to be (i) less than zero for more than two (2) consecutive calendar quarters or (ii) less than zero for any preceding twelve-month period, as of such date of determination; provided, that in making such determination, the Investment Manager shall be permitted to adjust its December 31, 2024 financial statement to permit add-backs for non-recurring expenses in connection with the BDC Reorganization, staff recruitment and a waiver of the Management Fee;

(c)       the Originator’s Asset Coverage Ratio to be equal to or less than 1.5x;

(d)       the Originator’s and the Investment Manager’s aggregate amount of unencumbered cash and cash equivalents, Available Amount pursuant to this Agreement and any other committed capital (including any unallocated capital commitments of the Originator) to be equal to or less than the greater of: (i) $10,000,000, (ii) the Capital Commitment Required Amount and (iii) the Aggregate Unfunded Amount;

(e)       the Borrower’s Weighted Average Spread to be less than 4.00%;

(f)       the Borrower’s Excess Spread to be equal to or less than 2.00%; and

(g)       the Borrower’s six-month average Default Ratio to be greater than 5.00%.

7.9         Required Procedures. Make any changes or revisions to the Required Procedures except in the manner permitted by the definition of Required Procedures.

7.10       Restricted Payments. Make any Restricted Payment; provided, however, that so long as no Event of Default shall have occurred and be continuing or would occur as a result thereof and Agent and Lenders shall have received the financial statements required by Section 6.3 for the most recently completed fiscal quarter, then Borrower may make distributions to the holders of its Stock to the extent permitted by applicable law.

7.11       Accounting Methods. Modify or change, its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower’s financial condition in accordance with the Loan Documents.

7.12       Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

7.13       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (a)(i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, and (iii) (iii) are fully disclosed to Agent and (iv) are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate or (b) are otherwise permitted under this Agreement.

7.14       Use of Proceeds. Use the proceeds of the Advances for any purpose other than to finance Borrower’s acquisition of Eligible Note Receivables and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, to make Restricted Payments permitted under Section 7.10 and for any other purpose not expressly prohibited by this Agreement.

7.15       Collateral with Bailees. Store any Collateral at any time now or hereafter with a bailee, warehouseman, or similar party, other than Agent or Collateral Custodian; provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, in a public warehouse, access to which has been assigned by Borrower to Agent.

7.16	Servicing Agreement.

(a)       With respect to the Servicing Agreement (i) amend or modify the Servicing Agreement in any manner that (A) causes or allows the aggregate amount of the servicing fees payable under the Servicing Agreement to exceed, as of any time of determination, an amount equal to the amount of the servicing fees as determined pursuant to the Servicing Agreement on the Closing Date, (B) except as allowed by clause (A) preceding, obligates Borrower for payment of any professional costs or court costs incurred by Servicer in servicing under the Servicing Agreement, (C) causes or allows the requirements applicable to Servicer’s standards of conduct, compliance with laws or licensing requirements to be less restrictive than exist on the Closing Date, (D) releases any indemnity obligations of Servicer or modifies any such in any manner that is less restrictive than exist on the Closing Date, (E) relieves Servicer of its obligation to perform under the Servicing Agreement, or (ii) terminate the Servicing Agreement, or allow the Servicing Agreement to be terminated, in any such case without the prior written consent of Agent.

(b)       Allow Servicer to delegate any of its duties or functions under the Servicing Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer or Borrower, in any such case without the prior written consent of Agent except in accordance with the Servicing Agreement.

(c)       Transfer the duties and functions of Servicer under the Servicing Agreement to any other Person without the prior written consent of Agent.

7.17       Sanctions; Anti-Corruption Use of Proceeds. Directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as Agent, Syndication Agent, Lender, underwriter, advisor, investor, or otherwise).

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1       If Borrower (a) fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Agent or any Lender, reimbursement of Lender Group Expenses, or other amounts constituting Obligations), each of which remains unpaid for a period of greater than two (2) Business Days, or (b) fails to repay all Obligations on or prior to the Maturity Date;

8.2       If an Insolvency Proceeding is commenced by Borrower, the Originator, the Servicer or the Investment Manager thereof;

8.3       If any of the Borrower, the Investment Manager, the Servicer or the Originator fails to perform, keep, or observe any covenant or other provision contained in Section 2.6, Article VI, or Article VII of this Agreement or any comparable provision contained in any of the other Loan Documents, each case, to the extent applicable to such Person;

8.4       If any representation or warranty made or deemed made by the Borrower, the Investment Manager, the Servicer or the Originator in this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to be incorrect in any material respect as of the time when the same shall have been made or deemed to have been made;

8.5       If the Agent, as agent for the Lenders, shall fail for any reason to have a valid and perfected first priority security interest in any of the Collateral, free and clear of any Liens (other than Permitted Liens), or any material portion of the assets of Borrower, or of the Originator, is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.6       If an Insolvency Proceeding is commenced against Borrower, the Originator or the Investment Manager, and any of the following events occur: (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency

Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such Person, or (e) an order for relief shall have been entered therein;

8.7       If the Borrower shall become an “investment company” subject to registration under the 1940 Act;

8.8       If the Minimum Equity Requirement shall not be maintained;

8.9       If, as of any date, the outstanding Advances exceed the Maximum Availability, and the same remains unremedied for more than three (3) Business Days;

8.10       If, on or prior to March 7, 2025 (a) the BDC Reorganization shall not have occurred, (b) the Investment Management Agreement shall not have been executed and entered into, and (c) the Agent shall not have received an opinion with respect to corporate and enforceability matters with respect to the Investment Management Agreement, which opinion shall be in form and substance reasonably acceptable to the Agent;

8.11       If, without the prior written consent of the Agent, the Investment Manager agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or rescission of or to the Required Procedures in any manner that would have a material adverse effect on the Note Receivables taken as a whole;

8.12       If Borrower, the Investment Manager, the Servicer or the Originator, is enjoined, restrained, or in any way prevented by a Governmental Authority or court order from continuing to conduct all or any material part of its business affairs for a period of 30 consecutive days;

8.13       If a notice of Lien, levy, or assessment is filed of record with respect to any assets of Borrower the Servicer or the Originator, having an aggregate value in excess of $500,000, by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien upon any assets of Borrower, or any assets of the Servicer or the Originator, having an aggregate value in excess of $500,000, and in any such case the same is not paid before such payment is delinquent;

8.14       If a judgment or other claim becomes a Lien or encumbrance upon (a) any assets of Borrower, or any assets of the Servicer or the Originator, having an aggregate value in excess of $500,000 or (b) any assets of Investment Manager, having an aggregate value in excess of $1,000,000, and in any such case either (a) enforcement of such judgment or claim remains unstayed or unsatisfied for a period of thirty (30) consecutive days and is not fully covered (subject to standard deductibles) by insurance coverage under which the insurer has accepted liability, or (b) the judgment creditor or claimant begins enforcement proceedings of such judgment or Lien;

8.15       If there is a default by Borrower under any Subordinated Debt or under any Indebtedness (other than the Obligations) having an aggregate principal amount in excess of $500,000, or a default by the Investment Manager, the Servicer or the Originator under any Indebtedness having an aggregate principal amount in excess of $500,000, and in any such case such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the obligations thereunder of Borrower, or the Originator or the Servicer, or the Investment Manager, as the case may be, to terminate such agreement, or to refuse to renew such agreement in accordance with any automatic renewal right therein;

8.16       If (i) any material provision of a Loan Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Investment Manager, the Servicer or the Originator, to the extent each is a party thereto or (ii) the Borrower, the Investment Manager, the Servicer or the Originator shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Loan Document or any Lien purported to be created thereunder to which it is a party;

8.17       If either Heather La Freniere or Tim Gottfried shall cease to be actively involved in the business of Borrower in such capacity, and such individuals shall not have been replaced by individuals of like qualifications and experience within ninety (90) days and with respect to whom Agent has completed a background check with the results of such background check being acceptable to Agent in its Permitted Discretion;

8.18       A Change of Control shall occur, without the prior written consent of the Agent, acting under the direction of the Required Lenders;

8.19       A Servicer Termination Event, Sub-Servicer Termination Event or an Investment Manager Termination Event shall occur;

8.20       A Material Adverse Change shall occur;

8.21       Borrower shall (i) engage in any non-exempt “prohibited transaction” as defined in ERISA or Section 4975 of the Code, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “Benefit Plan”, as defined in ERISA, or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence, or (y) could, in Agent’s reasonable business judgment, subject Borrower to any tax, penalty or other liability having a Material Adverse Effect; or

8.22       If at any time the Originator shall cease to satisfy the RIC/BDC Requirements and the same remains unremedied within 30 days.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1       Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)       declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)       declare the Revolving Credit Availability Period and the Commitments terminated, whereupon the Revolving Credit Availability Period and the Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances;

(c)       settle or adjust disputes and claims directly with Borrower’s Account Debtors and makers of Note Receivables for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts or Note Receivables after deducting all Lender Group Expenses incurred or expended in connection therewith;

(d)       exercise or assign any and all rights to collect, manage, and service the Note Receivables, including the rights to (i) receive, process and account for all Collections in respect of Note Receivables, (ii) terminate the Servicing Agreement and assign servicing responsibilities to any replacement servicer, (iii) without notice to or demand upon Borrower, make any payments as are reasonably necessary or desirable in connection with the Servicing Agreement or any other agreement that Agent enters into with any replacement servicer, and (iv) take all lawful actions and procedures which Agent or such assignee deems necessary to enforce any and all rights of Borrower under any Note Receivable Document or collect the amounts due to Borrower in connection with Note Receivables (with all amounts incurred by Agent pursuant to this Section 9.1(d) being Lender Group Expenses);

(e)       without notice to or demand upon Borrower or any other Person, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)       without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

(g)       hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group to secure the full and final repayment of all of the Obligations;

(h)       ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(i)       (i) sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

(j)       except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Borrower Collateral as follows:

    (i)       Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

    (ii)       the notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten (10) days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(k)       Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(l)       Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by applicable law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(m)       exercise any and all rights of Borrower under the Servicing Agreement or assume or assign any and all rights and responsibilities to collect, manage, and service the Note Receivables, including (i) the responsibility for the receipt, processing and accounting for all payments on account of the Note Receivables, (ii) periodically sending demand notices and statements to the Account Debtors or makers of Note Receivables, (iii) enforcing legal rights with respect to the Note Receivables, including hiring attorneys to do so to the extent Agent or such assignee deems such engagement necessary, and (iv) taking all lawful actions and procedures which Agent or such assignee deems necessary to collect the Note Receivables (with all amounts incurred by Agent pursuant to this Section 9.1(m) being Lender Group Expenses); and

(n)       exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.5 or Section 8.6, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Revolving Credit Availability Period and the Commitments shall automatically terminate and the Obligations, inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2       Special Rights of the Lender Group in Respect of Note Receivables and Purchased Participations. Without limiting Section 9.1, upon the occurrence and during the continuation of an Event of Default involving the failure by Borrower, Servicer or any replacement servicer to perform its servicing obligations in respect of any Note Receivables or purchased participations, or failure to take any action necessary to preserve the ongoing performance, enforceability or value thereof, Agent shall have the right to take such action as Agent may deem necessary in its Permitted Discretion to preserve the ongoing performance and enforceability of any such Note Receivable or purchased participation and preserve the value thereof, respectively, including without limitation, taking any action that Borrower or Servicer is required or authorized to take in respect thereof or to otherwise properly service same, or contract with any Person to take or perform any such actions. Borrower hereby grants to Agent, effective upon the occurrence and during the continuation of an Event of Default, a special power of attorney (which shall be irrevocable, coupled with an interest and include power of substitution) to take any action authorized in this paragraph until the earliest to occur of the waiver of such Event of Default, the cure of such Event of Default to Agent’s satisfaction, or the payment in full of the Obligations. Any advances, payments or other costs or expenses made or incurred by Agent in taking any action authorized under this paragraph shall be Lender Group Expenses and included within the Obligations and reimbursed to Agent on demand or, at Agent’s Permitted Discretion charged and treated as Advances. Agent’s rights under this Section 9.2 are cumulative of all other rights of the Agent under the Loan Documents and may be exercised in whole or in part, in Agent’s Permitted Discretion. Agent shall have no obligation to take any action under this Section 9.2, and no undertaking by Agent under this paragraph shall obligate Agent to continue any such action or to take any other or additional action under this Section 9.2. Nothing in this Section 9.2 shall be construed as authorizing or causing a replacement of the Servicer absent the occurrence and continuation of an Event of Default.

9.3       Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, and an Event of Default has occurred and is continuing, then, Agent, in its Permitted Discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof (provided that Agent shall not pay taxes that are the subject of a Permitted Protest and that Agent shall, in any event, consult with the Borrower prior to making any such payment), (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as otherwise permitted hereunder as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1       Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2       The Lender Group’s Liability for Borrower Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

11.3       Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, costs (but excluding for the avoidance of doubt any Excluded Taxes), penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys, experts and consultants and other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower, the Servicer, the Originator, the Investment Manager or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower, the Servicer, the Originator, the Investment Manager or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower, the Servicer, the Originator, the Investment Manager or Agent, as the case may be, at its address set forth below:

If to Borrower:	LAGO Evergreen SPE, LLC
c/o BIP Capital
Piedmont Center
3575 Piedmont Road, Building 15
Suite 730
Atlanta, GA 30305
Attention: Heather La Freniere
Email: heather@lagoinnovation.com

If to Servicer or Originator:	LAGO Evergreen Credit, LLC
c/o BIP Capital
Piedmont Center
3575 Piedmont Road, Building 15
Suite 730
Atlanta, GA 30305
Attention: Heather La Freniere
Email: heather@lagoinnovation.com

If to Investment Manager:	LAGO Asset Management, LLC
c/o BIP Capital
Piedmont Center
3575 Piedmont Road, Building 15
Suite 730
Atlanta, GA 30305
Attention: Heather La Freniere
Email: heather@lagoinnovation.com

If to Agent:	KeyBank National Association
Specialty Finance and Syndications
1000 McCaslin Blvd.
Superior, CO 80027
Attn: Richard Andersen
Confirmation No.: (720) 304-1247
E-mail: LAS.Operations.KEF@key.com

Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail as provided herein, or if sent by facsimile when sent with receipt confirmed by the recipient. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)       THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)       THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)       TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)       BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO

BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1	Assignments and Participations

(a)       With (i) the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (A) if an Event of Default has occurred and is continuing, or (B) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender (provided that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within five (5) Business Days after having received notice thereof), and (ii) the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as in each case such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that neither Borrower nor any Affiliate of Borrower shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (I) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (II) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 14.1(b), and (III) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000.

(b)       From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.9(a) of this Agreement.

(c)       By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)       Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 14.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)       Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Participant shall be entitled to the benefits of Section 11.3 and Section 16.11 (subject to the requirements and limitations therein, under Section 15.2 and otherwise in this agreement, read as if a Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a Participant shall not be entitled to receive any greater payment under Section 11.3 and Section 16.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)       In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its business.

(g)       Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the

Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)       The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and or Lender, at any reasonable time and from time to time upon reasonable prior notice.

14.2       Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1	Amendments and Waivers.

(a)       No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Lender Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

    (i)         increase the amount of or extend the expiration date of any Commitment of any Lender,

    (ii)       postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

    (iii)       reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.5(b), which waiver shall be effective with the written consent of the Required Lenders),

    (iv)       amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

    (v)       amend, modify, or eliminate Section 16.12,

    (vi)      other than as permitted by Section 16.12, release Agent’s Lien in and to any of the Collateral;

    (vii)     amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

    (viii)    contractually subordinate any of the Agent’s Liens,

    (ix)       release Borrower from any obligation for the payment of money, or consent to the assignment or transfer by Borrower of any of its rights or duties under this Agreement or the other Loan Documents,

    (x)        amend, modify, or eliminate any of the provisions of Section 2.4(a) or (b),

    (xi)       amend,modify, or eliminate any of the provisions of Section 14.1(a) to permit Borrower or an Affiliate of Borrower to be permitted to become an Assignee,

    (xii)      amend, modify, or eliminate the definition of “Borrowing Base” or any of the defined terms (including the definition of Eligible Note Receivables) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definitions of “Maximum Revolver Amount,” or

    (xiii)     amend, modify, or eliminate the definition of “Revolving Credit Availability Period,” “Amortization Commencement Date,” “Amortization Period” or any of the provisions of Section 2.2.

(b)       No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Lender Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 16 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c)       Anything in this Section 15.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

15.2	Replacement of Certain Lenders.

(a)       If (i) any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16.11, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b)       Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 14.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances.

15.3       No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.	AGENT; THE LENDER GROUP.

16.1       Appointment and Authorization of Agent. Each Lender hereby designates and appoints KeyBank as its agent under this Agreement and the other Loan Documents and each

Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 16. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.

Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections of Borrower, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2       Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3       Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower.

16.4       Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5       Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6       Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

16.7       Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.

Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8       Agent in Individual Capacity. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Affiliates and any other Person party to any Loan Document as though KeyBank were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include KeyBank in its individual capacity.

16.9       Successor Agent. Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10       Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11	Withholding Taxes.

(a)       Unless otherwise required by any applicable law, all payments under any Loan Document shall be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16.11(a). If any Taxes other than Excluded Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amounts applicable to additional sums paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein and the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower reasonably satisfactory to the Agent.

(b)       Borrower agrees to pay any present or future stamp, court or documentary, intangible, recording, filing, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document (collectively, “Other Taxes”). For the avoidance of doubt, the obligation under this Section 16.11(b) shall not apply to any Excluded Taxes.

(c)       Each Lender agrees to deliver to Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, whenever a lapse in time or change in circumstances of such Person renders such documentation obsolete or inaccurate, or at such other time or times prescribed by applicable laws, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Person’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement or otherwise to establish such Person’s status for withholding Tax purposes in the applicable jurisdiction. Without limiting the generality of the foregoing, each Lender will comply with whichever of the following applies to it:

    (i)        if a Foreign Lender is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

    (ii)       if a Foreign Lender is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

    (iii)       if a Foreign Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

    (iv)       if a Foreign Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

    (v)        if the Lender is a United States person within the meaning of IRC Section 7701(a)(30) (a “U.S. Lender”), a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Borrower and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)       If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees to deliver to Borrower and Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax, but only if such Lender or such Participant is reasonably and legally able to deliver such forms, provided, however, that nothing in this Section 16.11(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Borrower and Agent (or, in the case of a

Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)       The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Taxes (other than Excluded Taxes and Other Taxes) (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by any Recipient or required to be withheld or deducted from a payment to any Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f)       If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16.11, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16.11 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, (i) in no event will Agent or any Lender be required to pay any amount to Borrower pursuant to this Section 16.11(f) the payment of which would place Agent or such Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid and (ii) this Section 16.11 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

(g)       [Reserved]

(h)       Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 16.11(a) or Section 16.11(b) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another lending office for any Advances affected by such event or to assign its rights and obligations with respect to such Advances to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 16.11(h) shall affect or postpone any of the obligations of Borrower or the rights of such Lender pursuant to

Section 16.11(a) and Section 16.11(b). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or other efforts.

(i)       Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Taxes (other than Excluded Taxes and Other Taxes) attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for any such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (i).

16.12	Collateral Matters

(a)       The Lenders hereby irrevocably authorize Agent, Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if such sale or disposition is a Discretionary Sale or Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Borrower and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (D) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property.

(b)       Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13	Restrictions on Actions by Lenders; Sharing of Payments

(a)       Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)       If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14       Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15       Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.16       Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17       Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)       is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)       expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)       expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

(d)       agrees to keep all Reports and other material, non-public information regarding Borrower and its operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)       without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18       Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16.19	Erroneous Payments.

(a)       If the Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

    (i)        an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment;

    (ii)       such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Agent pursuant to this Section 16.19(b).

(c)       Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)       In the event an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Advances”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Advances, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)       The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)       To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)       Each party’s obligations, agreements and waivers under this Section 16.19 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

17.	GENERAL PROVISIONS.

17.1       Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2       Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3       Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5	[Reserved].

17.6       Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and Borrower, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to Borrower arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Borrower, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7       Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8       Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9	Confidentiality.

(a)       Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Affiliates, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and

(b)       any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower,

Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(c)       Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrower and the Originator and the total Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent; provided, however, in each case, that Agent must first provide the Originator with an opportunity to review and approve any such use. Anything in this Agreement to the contrary notwithstanding, Borrower, the Originator and Investment Manager may use the name, logos, and other insignia of Agent and members of the Lender Group, along with the total Commitments provided hereunder, in any “tombstone” or comparable advertising, on its website or in other marketing materials of Borrower, the Originator or Investment Manager; provided, however, that Borrower, the Originator or Investment Manager, as the case may be, must first provide Agent and each member of the Lender Group with an opportunity to review and approve any such use.

17.10       Lender Group Expenses. Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent. Borrower agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11       Survival. All representations and warranties made by Borrower or its Affiliates in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

17.12       Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and its Affiliates and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of Borrower and its Affiliates, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses payable by the Lenders hereunder and be for the account of Borrower.

17.13       Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

LAGO EVERGREEN SPE, LLC,
a Delaware limited liability company, as Borrower

By:	/s/ Heather La Freniere
Name: Heather La Freniere
Title: Authorized Officer

LAGO EVERGREEN CREDIT, LLC,
as Originator and Servicer

By:	/s/ Heather La Freniere
Name: Heather La Freniere
Title: Authorized Signatory

LAGO ASSET MANAGEMENT, LLC,
as Investment Manager

By:	/s/ Heather La Freniere
Name: Heather La Freniere
Title: Authorized Signatory

[Signatures continue on the following page]

[Signature Page to Loan and Security Agreement]

KEYBANK NATIONAL ASSOCIATION,
as Agent and as a Lender

By:	/s/ Richard S. Andersen
Name: Richard S. Andersen
Title: Senior Vice President

[Signature Page to Loan and Security Agreement]